      As Filed with the Securities and Exchange Commission on June 7, 2000
                         Registration No. 333-__________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               Suite101.com, Inc.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

     DELAWARE                         7372                       33-0464753
--------------------------------------------------------------------------------
(State or other           (Primary Standard Industrial        (IRS Employer
jurisdiction of            Classification Code Number)    Identification Number)
incorporation or
 organization)

                        SUITE 390 - 1122 MAINLAND STREET,
                   VANCOUVER, BRITISH COLUMBIA, CANADA V6B 5L1
                                 (604) 682-1400
--------------------------------------------------------------------------------
         (Address, and telephone number, of principal executive offices)

                        SUITE 390 - 1122 MAINLAND STREET,
                   VANCOUVER, BRITISH COLUMBIA, CANADA V6B 5L1
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                          PETER L. BRADSHAW, PRESIDENT
                        SUITE 390 - 1122 MAINLAND STREET,
                   VANCOUVER, BRITISH COLUMBIA, CANADA V6B 5L1
                                 (604) 682-1400
--------------------------------------------------------------------------------
           (Name, address, and telephone number, of agent for service)

                                    Copy to:

                           WILLIAM S. CLARKE, ESQUIRE
                             WILLIAM S. CLARKE, P.A.
                      457 NORTH HARRISON STREET, SUITE 103
                           PRINCETON, NEW JERSEY 08540
                                 (609) 921-3663
                            FACSIMILE (609) 921-3933


                Approximate date of proposed sale to the public:
 AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                          CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH
        CLASS OF                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE           OFFERING PRICE            AGGREGATE              AMOUNT OF
       REGISTERED              REGISTERED               PER UNIT            OFFERING PRICE        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
     Common Stock,               922,068              $922,068(1)              $922,068                $243.00
    $.001 par value
----------------------------------------------------------------------------------------------------------------------
     Common Stock,             625,000(2)               $5.00(3)              $3,125,000               $825.00
    $.001 par value
----------------------------------------------------------------------------------------------------------------------
     Common Stock,              54,440(2)               $5.50(3)               $299,420                $79.00
    $.001 par value
----------------------------------------------------------------------------------------------------------------------
     Common Stock,              25,000(2)               $4.96(3)               $124,000                $33.00
    $.001 par value
----------------------------------------------------------------------------------------------------------------------
                                                                                 TOTAL                $1,180.00
----------------------------------------------------------------------------------------------------------------------

-------------

     (1) The registration fee has been calculated in accordance with rule 457(c). On May 31, 2000, the average of the closing price for the Company's Common Stock on the OTC Bulletin Board was $1.00.

     (2) Plus such additional shares as may be issued pursuant to the anti-dilution provisions of the common stock purchase warrants.

     (3) The shares are issuable on exercise of outstanding common stock purchase warrants. Pursuant to Rule 457(g), the Registration fee has been calculated on the basis of the exercise price of the warrants.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JUNE 7, 2000

PROSPECTUS

                               SUITE101.COM, INC.
                                  COMMON STOCK


     Suite101.com, Inc. is an Internet company engaged in the creation, operation and maintenance of a World Wide Web based community, known as Suite101.com, for Internet users to express themselves, share ideas, interests and expertise, and publish content accessible to other users with common interests.

     This Prospectus relates to the resale by the holders of up to an aggregate of 1,626,508 shares of our Common Stock. Of such shares, an aggregate of 922,068 shares are issued and outstanding and 704,440 shares are issuable on exercise of outstanding common stock purchase warrants.

     Our Common Stock is quoted on the OTC Bulletin Board(R) with a trading symbol of "BOWG." On May 23, 2000, the closing bid quotation of our Common Stock as reported on the OTC Bulletin Board(R) was $1 5/8.

     We expect that these shares of Common Stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. The shares also may be sold by donees or by other persons acquiring the shares. We will receive no portion of the proceeds from the sale of the shares, except that we may receive the exercise price from any exercise of the warrants. We will bear certain expenses incident to the registration of the shares.

     WE ASK THAT YOU CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        PROSPECTUS DATED JUNE [  ], 2000

                       WHERE YOU CAN FIND MORE INFORMATION



     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we file reports, proxy and information statements and other information with the Securities and Exchange Commission. The reports, proxy and information statements and other information that we file can be read and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549; and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that contains the reports, proxy and information statements and other information that we file electronically with the Commission and the address of that Web site is http://www.sec.gov.

     This Prospectus is part of a registration statement we filed with the Commission. You should rely only on the information or representations provided in this Prospectus and any information we have incorporated by reference. We have authorized no one to provide you with any information other than that provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                                       TABLE OF CONTENTS

Prospectus Summary............................................................................4-6

Risk Factors.................................................................................7-21

Cautionary Statement for Purposes of The "Safe Harbor" Provisions of
The Private Securities Litigation Reform Act of 1996...........................................22

Use of Proceeds................................................................................23

Price Range of Common Stock....................................................................24

Dividend Policy................................................................................25

Capitalization.................................................................................25

Management's Discussion and Analysis of
Financial Condition or Plan of Operation....................................................26-30

Business of the Company.....................................................................31-44

Management..................................................................................45-46

Executive and Director Compensation............................................................47

Certain Relationships and Related Transactions.................................................47

Principal and Other Stockholders............................................................48-49

Selling Securityholders.....................................................................50-51

Plan of Distribution...........................................................................51

Description of Capital Stock...................................................................52

Legal Matters..................................................................................53

Independent Public Accountants.................................................................53

Financial Statements...................................................................F-1 et seq

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we make reference to the "Company." When we use that term, we mean Suite101.com, Inc. and its wholly owned subsidiary.


SUITE101.COM, INC.

     We are an Internet company engaged in the creation, operation and maintenance of a World Wide Web based community, known as Suite101.com. Our community includes our visitors and Members who are Internet users. It also includes Contributing Editors who create our directory of personalized Web sites organized topically into eleven major Communities of Interest. Our directory, the "Best-of-Web Guide" was started in 1996. We believe we were one of the first Internet sites to engage people rather than software (search engines) to find information on the Internet. Since 1996, our Contributing Editors, who are typically enthusiasts with a passion for a particular topic, have created a topically organized directory with over 32,000 hand-picked and personally reviewed links. At the end of May 2000, we had over 1,000 Web guides or "Contributing Editors" searching the Internet for the best resources in over 1,000 topic areas.

     In addition to compiling the directory, our Contributing Editors have also written close to 27,000 searchable, archived articles and managed 26,000 discussions in 1,000 topics ranging from hitch-hiking, through romance, to gardening.

     Our revenue model will concentrate on electronic commerce ("e-commerce"). Using a consensual marketing model, Suite101.com will offer participating enterprises ("eVendors") access to psycho-demographic information on Suite101.com Members who have consented to participate in the program. eVendors will then be asked to pay a fee to market their products or services directly to the participating Member. Revenue from these fees will be shared between Suite101.com and its Members. Suite101.com intends to receive additional revenues by participating in completed transactions.

THE OFFERING


Offering of Common Stock  by the Selling Stockholders (1)      1,626,508 shares

Shares to be outstanding after the Offering of Common Stock   13,859,486 shares
and exercise of the warrants, assuming all the warrants are
exercised.(2)
------------------------------

     (1) Includes 922,068 shares that are issued and outstanding and 704,440 shares issuable on exercise of common stock purchase warrants. The warrants are exercisable at prices ranging from $4.96 to $5.50 per share and expire on dates commencing on February 17, 2002 through July 15, 2002.

     (2) Based on the number of shares of Common Stock outstanding on May 10, 2000.




Use of Proceeds                         We will not realize any of the proceeds
                                        from the sale of the securities offered.
                                        See "Use of Proceeds." In the event all
                                        the warrants are exercised, we will
                                        receive gross proceeds of $3,548,420.

Market Symbol (OTC Bulletin Board)      BOWG




RISK FACTORS


For a discussion of certain risks you should consider in connection with a purchase of the shares of our Common Stock, see "Risk Factors."

SUMMARY HISTORICAL FINANCIAL DATA


     The summary historical financial information presented below has been derived from our financial statements for each of the two years ended December 31, 1999 and the three-month periods ended March 31, 1999 and March 31, 2000.


                                 YEAR ENDED
                                DECEMBER 31,                   QUARTER ENDED MARCH 31
                           1998               1999            1999                2000
                           ----               ----            ----                ----
                         (AUDITED)         (AUDITED)       (UNAUDITED)         (UNAUDITED)
STATEMENT OF
OPERATIONS DATA:

Sales                     $18,769           $1,925             $416               $413

Operating expenses       $396,057         $1,687,850         $212,051           $865,047

Loss from operations    $(377,288)       $(1,685,925)       $(211,635)         $(864,634)

Net loss                $(373,767)       $(1,548,429)       $(211,309)         $(785,896)

Net loss per share        $(0.10)           $(0.13)          $(0.02)             $(0.06)
(basic and diluted)



                                                 AS OF DECEMBER 31, 1999   AS OF MARCH 31, 2000
                                                 -----------------------   --------------------
                                                        (AUDITED)               (UNAUDITED)
                                                        ---------               -----------
  BALANCE SHEET DATA:

  Cash                                                   $2,847,438             $9,321,525

  Working capital                                        $2,824,655             $6,974,788

  Total assets                                           $3,059,059             $9,776,696

  Stockholders' equity                                   $2,970,371             $7,121,783

OUR OFFICES


     Our executive offices are located at 1122 Mainland Street, Suite 390, Vancouver, British Columbia V6B 5L1. Our telephone number is 604-682-1400, and our Internet address is WWW.SUITE101.COM.

                                  RISK FACTORS


     AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING OUR BUSINESS AND PROPOSED ACTIVITIES BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK. YOU SHOULD ALSO SEE THE "CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1996" REGARDING RISKS AND UNCERTAINTIES RELATING TO US AND TO FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS.

          RISKS WE FACE ARISING OUT OF THE EARLY STAGE OF OUR BUSINESS


EARLY DEVELOPMENT STAGE

     We are in the early stage of developing our business plan and operations. We have realized no material revenues to date from our Internet operations activities. From April 1996 through March 31, 2000, our total revenues from our Internet operations activities were negligible. During that period, we accumulated losses of $3,091,656. We have not achieved profitability on a quarterly or annual basis to date, and anticipate that we will continue to incur net losses for the foreseeable future. The extent of our losses will be dependent, in part, on the amount and rates of our expenditures and growth in net revenue from e-commerce transactions. We expect our operating expenses to increase significantly, especially in the areas of visitor and Member generation, brand marketing and e-commerce promotion. As a result, we will need to generate increased amounts of quarterly net revenue if we are to achieve profitability. We believe that period-to-period comparisons of our operating results will not be meaningful and that you should not rely on the results for any period as an indication of our future performance. To the extent that our net revenues do not grow at anticipated rates or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in net revenue, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability.

     We are currently developing our business through efforts to attract visitors, Members and Contributing Editors to our Web-based community. At May 31, 2000, we had approximately 200,000 Members and had grown from 35 Contributing Editors in October 1996 to over 1,000 in May 2000. During the month of April 2000, our site received approximately 4.5 million page views, according to PC Data Online. We cannot assure you that such growth rates are sustainable. Our business plan is to continue to expand our numbers of visitors, Members and

Contributing Editors in an effort to reach a sufficient level of critical mass as well as to continue to improve and enhance our site infrastructure through the introduction of improved technology. We have not expended significant efforts to date to realize revenues. Currently, we have 17 full-time employees. Accordingly, there can be no assurance that our business plan can be successfully developed or that we will realize any material revenues.



LIMITED OPERATING HISTORY; ANTICIPATED LOSSES; NO ASSURANCE OF PROFITABILITY

         i5ive communications inc. ("i5ive"), our wholly-owned subsidiary through which we conduct our Internet operations, was founded in April 1996 and has had no material revenues to date. Accordingly, our current business plans and prospects are not able to be evaluated on the basis of our operating history. Our business plans and prospects must be considered in light of the risks, expenses and problems frequently encountered by companies in the early stages of development. This must be considered, particularly as to companies entering new and rapidly developing markets like the Internet. These risks include:

     -    The lack of broad acceptance of the community concept on the Internet

     - The possibility that the Internet will fail to achieve broad acceptance as a commercial medium

     -    The lack of acceptance by consumers of e-commerce

     -    Our ability to attract visitors, or retain Members and Contributing
          Editors

     - Our inability to generate significant e-commerce-based revenues from our eVendors and Members

     -    Risks associated with a new and unproven business concept

     -    Our ability to anticipate and adapt to a developing market

     - The failure of our network infrastructure (including our server, hardware and software) to efficiently handle our Internet traffic

     -    Changes in laws and taxes that adversely affect our business

     - The possibility that we will be unable to manage effectively any rapid expansion of our operations, including the amount and timing of capital expenditures and other costs relating to any expansion of our operations

     - The introduction and development of different or more extensive communities by direct and indirect competitors, including those with greater financial, technical and marketing resources

     - Our inability to maintain and increase levels of traffic on our Website

     - Our inability to attract, retain and motivate qualified personnel, technical difficulties, system downtime or Internet brownouts

     - The amount and timing of operating costs and capital expenditures relating to development of our business, operations and infrastructure, and

     -    General economic conditions.

     To address these risks, we must, among other things:

     -    Attract visitors and retain Members and Contributing Editors

     -    Attract and retain a significant number of e-commerce vendors
          (eVendors)

     - Respond to competitive developments, form and maintain relationships with strategic partners

     -    Attract and respond to competitive developments

     - Retain and motivate qualified personnel, develop and upgrade our technologies and commercialize our services incorporating such technologies, and

     - Be successful in attracting additional substantial capital at the times, in the amounts and on the terms required.

     There can be no assurance that we will be successful in addressing these risks. Any failure to do so could have a material adverse effect on our business, results of operations and financial condition. Because of the foregoing factors, our quarterly net revenue and operating results are difficult to forecast. Consequently, we believe that period to period comparisons of our operating results will not necessarily be meaningful and should not be relied upon as an indication of our future performance. It is likely that in some future quarter or quarters our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our Common Stock would likely be materially and adversely affected.

UNPROVEN BUSINESS; DEPENDENCE ON MEMBERS

     The success of our business depends upon our ability to expand upon and develop our community-based platform of Internet access and to generate multiple revenue streams. Currently, we have no source of material revenues. The potential success of our business concept is unproven, and, to be successful, we must, among other things, develop and market concepts that achieve broad market acceptance by our Members and Internet users. We are and will be substantially dependent upon our Member-generated content, the promotional efforts of our Members, the acceptance by our visitors and Members of marketing and other promotional programs of third parties and us, and our ability and the ability of our Contributing Editors to attract Web users to our site and to reduce the demands on our personnel. Our business concept has existed for only a limited period of time. As a result, it is relatively unproven.

     There can be no assurance that our Member-generated content or the promotional efforts of our Members will continue to attract users to our Website. There can also be no assurance that our Members and Contributing Editors will continue to devote time voluntarily to improving our community. Given the fact that we provide free disk space to our Members and we support the involvement of our Contributing Editors, third parties may attempt to hold us responsible for our Contributing Editors' content and/or any of their actions or omissions. There also can be no assurance that our business, results of operations and financial condition would not be materially and adversely affected if a substantial number of Members or Contributing Editors became dissatisfied with our services or our intention to commercialize those services or that the Contributing Editors become dissatisfied with the amounts of compensation we pay to them.

     Moreover, considering the modest level of compensation paid to Contributing Editors, there can be no assurance that consistent levels of high quality Member generated content will be maintained. These levels of compensation may hinder our efforts in the future to attract Contributing Editors. Further, there can be no assurance that our community on the Internet or our services will achieve broad market acceptance. Accordingly, no assurance can be given that our business will be successful or that we can sustain revenue growth or generate significant profits.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The report of our independent auditors on their audit of our financial statements as of December 31, 1999 contains an explanatory paragraph that describes an uncertainty as to our ability to continue as a going concern due to our recurring losses and, as of the date of their report, the lack of liquid resources. In February 2000, we realized gross proceeds of $4,500,000 from the exercise of warrants issued in a 1999 private sale of securities. Also in February 2000, we realized gross proceeds of $2,500,000 from a private sale of our securities. During the first quarter of 2000, we also realized gross proceeds of approximately $205,000 on the exercise of stock options under the 1998 Stock Incentive Plan and from the exercise of warrants. At March 31, 2000, our cash was $9,321,525. In April 2000, we used approximately $2,531,000 of these funds to prepay the outstanding principal and accrued interest on the promissory notes we sold in February, 2000 which were scheduled to mature on June 30, 2000.We believe these cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months.

     We may seek to raise additional funds in order to fund more aggressive promotions and more rapid expansion, to develop newer or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services.

     There can be no assurance that any additional financing will be available to us on favorable terms, or at all. If adequate funds are not available or not available on acceptable terms, we may not be able to fund our expansion, promote our e-commerce as we desire, or, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition. Additional funds raised through the issuance of equity or convertible debt securities, will result in reducing the percentage ownership of our stockholders and, our stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of our Common Stock.

     As a result of our limited Internet operating history, we have limited meaningful historical financial data upon which our planned operating expenses can be based. Accordingly, our anticipated expense levels in the future are based in part on our expectations as to future revenue from proposed e-commerce revenue-sharing arrangements, and anticipated growth in visitor traffic and in membership and will become, to a large extent, fixed. Revenues and operating results generally will depend on the volume of, timing of and ability to complete transactions, which are difficult to forecast.

     In addition, there can be no assurance that we will be able to accurately predict our net revenue, particularly in light of the unproven manner in which we intend to derive our Internet revenue, the intense competition for the sale of products and services on the Web, revenue-sharing opportunities, our limited operating history and the uncertainty as to the broad acceptance of the Web as an e-commerce medium. We may be unable to adjust our spending in a timely manner to compensate for disappointing results of our marketing efforts and efforts to develop Internet revenue, any unexpected revenue shortfall or other unanticipated changes in the e-commerce industry. Our failure to accurately make such predictions or adjustments in our spending would have a material adverse effect on our business, results of operations and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY; UNPREDICTABILITY OF FUTURE NET REVENUE

     We expect our operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

     - The demand for the products and services we intend to market through our Web site

     -    Our Members' acceptance of e-commerce on the Web site

     -    The level of traffic on our Suite101.com site

     - The amount and timing of capital expenditures and other costs relating to the expansion of our operations

     -    The introduction of new or enhanced services by us or our competitors

     - The timing and number of new hires, the availability of desirable products and services for sale through our Web site

     -    Our loss of a key strategic or marketing relationship

     -    Changes in our marketing policy or those of our competitors

     -    The mix of products and services marketed by our eVendors

     - Engineering or development fees that may be paid in connection with us adding new Web site development and publishing tools

     -    Technical difficulties with our Suite101.com site

     -    General economic conditions, and

     - Economic conditions specific to the Internet or all or a portion of the technology market.

     As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. We expect to experience seasonality in our business, with user traffic on our Suite101.com site potentially being lower during the summer and year-end vacation and holiday periods when overall usage of the Web is lower. Because Web-based e-commerce is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in our operating results. There can be no assurance that such patterns will not have a material adverse effect on our business, results of operations and financial condition.

MANAGEMENT OF GROWTH AND RELATIONSHIPS; BRIEF TENURE OF MANAGEMENT; DEPENDENCE ON KEY PERSONNEL

     In developing our business plan, we expect to be required to establish and manage multiple strategic relationships with various eVendors, distributors, providers of services, technology licensors, Members, marketers and other third parties. To date, only a limited number of such relationships have been established. These requirements to enter into these relationships will be exacerbated in the event of our material growth or in the number of third party relationships, and there can be no assurance that our systems, procedures or controls will be adequate to enable us to establish and enter into these relationships, to support any substantial growth in our operations or that our management will be able to implement or manage any growth effectively.

     To effectively manage growth, we must establish, implement and improve operational, financial and management information systems and expand, train and manage our employee base. Our development is and will continue to be substantially dependent on the abilities and performance of our executive officers and other key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our prospects, business development, and results of operations and financial condition. Competition for senior management, experienced sales and marketing personnel, qualified Web engineers and other employees is and is expected to continue to be intense. There can be no assurance that we will be successful in attracting and retaining such personnel. There can be no assurance that we may not experience difficulty from time to time in hiring and retaining the personnel necessary to support the growth of our business. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial condition.

INTENSE COMPETITION

     The market for community based e-commerce on the Internet is new and rapidly evolving. Competition is expected to increase significantly in the future. Barriers to entry into the Internet business are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create community on the Internet are content, critical mass, functionality, brand recognition, Member affinity and loyalty, broad demographic focus and open access for visitors. Other companies who are primarily focused on creating Web-based community on the Internet are About.com, Geocities, Inc., iVillage.com, Inc., Tripod, Inc., a subsidiary of Lycos, Inc., Angelfire Communications, Xoom.com, Inc. and theglobe.com. Each of these competitors is significantly larger than us and more well-established and well-known in the Internet industry and with greater capital resources.

     We will likely also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial online service providers ("OSPs"), sites maintained by Internet service providers ("ISPs") and other entities that attempt to or establish communities on the Internet by developing their own community or acquiring one of our competitors. In addition, we could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC have recently made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that our competitors and potential competitors will not develop communities that are equal or superior to ours or that achieve greater market acceptance than our community.

     We also compete for visitors and Members with many Internet content providers and ISPs, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as American Online, Inc. ("AOL"), CNET, Inc. ("CNET"), CNN/Time Warner, Inc. ("CNN/Time Warner"), Excite, Inc. ("Excite"), Infoseek Corporation ("Infoseek"), Lycos, Inc. ("Lycos"), Netscape Communications Corporation ("Netscape"), Microsoft Corporation ("Microsoft"), About.com Inc., and Yahoo! Inc. ("Yahoo!"). We also compete with traditional forms of media, such as newspapers, magazines, radio and television. We believe that the principal competitive factors in attracting strategic partners and other sources of e-commerce business include the amount of traffic on our Web site, name recognition, customer service, the demographics of our Members and viewers, our ability to offer targeted audiences and the overall cost-effectiveness of the e-commerce opportunities we offer. We believe that the number of Internet companies relying on Web-based e-commerce and advertising revenue will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pressures on our revenue sharing percentages which could, in turn, have a material adverse effect on our business, results of operations and financial condition.

     Substantially all of our existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, visitors, Members, distribution partners, eVendors, marketers and third party content providers.

     There can be no assurance that Internet content providers and ISPs, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by ISPs will not be perceived by potential strategic partners, eVendors and marketers as having more desirable Web sites. In addition, many persons with whom we would seek to enter into a strategic relationship have already established collaborative relationships with our competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that we will be able to grow our visitor and Membership base, traffic levels and customer base or retain our current Members, traffic levels or customers, or that competitors will not experience greater growth in traffic than we experience as a result of such relationships which could have the effect of making their Web sites more attractive.

     In addition, for these reasons, our strategic partners may sever or elect not to renew their agreements with us. There can also be no assurance that we will be able to compete successfully in the Internet or that competition will not have a material adverse effect on our business, results of operations and financial condition.

GROWTH WILL DEPEND ON OUR ABILITY TO DEVELOP OUR BRAND

     We believe that establishing broader brand recognition of the Suite101.com brand is critical to our future success. In order to build our brand awareness we have launched a brand-enhancing campaign that will include online advertising, promotional programs targeted at Members and visitors, and other public relations activities. We intend to incur significant expenditures in our marketing efforts. If our brand building strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase our future revenues.

RISK OF RELIANCE ON INTERNALLY AND EXTERNALLY DEVELOPED SYSTEMS

     We use and intend to use an internally developed system for our Web site, as well as systems licensed from others. Our system has not been fully developed. A key element of our strategy is to generate a higher volume of traffic to our Web site. Our inability to further develop and modify our system as necessary to accommodate increased levels of traffic on our Web site may cause unanticipated system disruptions, slower response times, degradation in Member satisfaction and service leading to a possible loss of Members and Contributing Editors, and delays in reporting accurate financial information. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

     Furthermore, to expand our operations we will introduce new or complementary enhancements on our Web site which will require us to outsource development where we may have little control over the speed and quality of the development. Any decline in the speed or quality of the development could adversely effect our business, results of operations and financial condition.



             RISKS WE FACE ARISING OUT OF THE NATURE OF THE INTERNET


GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by U.S. and Canadian federal, state, provincial, local and foreign governmental organizations. It is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy, user screening (to prevent inappropriate uses of the Internet by, for example, minors or convicted criminals), taxation, infringement, pricing, content regulation, quality of products and services and intellectual property ownership and infringement. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could, in turn, decrease the demand for our community, increase our cost of doing business, or otherwise have a material adverse effect on our business, results of operations and financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that legislation will not be enacted in the future that could expose us to substantial liability. Legislation could also dampen the growth in the use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium. The result could, thereby, have a material adverse effect on our business, results of operations and financial condition.

     It is also possible that our use of "cookies" to track demographic information and user preferences and to target advertising may become subject to laws limiting or prohibiting their use. A "cookie" is a bit of information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge. A user is generally able to remove cookies. Germany, for example, has imposed laws limiting the use of cookies, and a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of our use of cookies could limit our effectiveness in targeting of advertisements, which could have a material adverse effect on our business, results of operations and financial condition.

     In addition, a number of legislative proposals have been made at the U.S. and Canadian federal, state, provincial and local level that would impose additional taxes on the sale of goods and services over the Internet and certain jurisdictions have taken measures to tax Internet-related activities. The U.S. Congress enacted the Internet Tax Freedom Act on October 21, 1998 which imposes a national moratorium in the United States on state and local taxes on Internet access services, on-line services, and multiple or discriminatory taxes on electric commerce effective October 1, 1998 and ending three years after its enactment. There can be no assurance that, once such moratorium is lifted, some type of U.S. federal and/or state taxes will be imposed upon Internet commerce, and there can be no assurance that such legislation or other attempts at regulating commerce over the Internet will not substantially impair the growth of commerce on the Internet. As a result, our opportunity to derive financial benefit from these activities may be adversely affected.

     In addition to the foregoing areas of recent legislative activities, several telecommunications carriers are currently seeking to have telecommunications over the Web regulated by the U.S. Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. In addition, because the growing popularity and use of the

Web have burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing growth in use of the Web. This could, in turn, decrease demand for our services or increase our cost of doing business.

     Due to the global nature of the Web, it is possible that, although our transmissions over the Internet originate primarily in British Columbia, Canada, the governments of various states in the United States and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition.

     In addition, as our services are available over the Internet in multiple foreign countries, provinces, states and other jurisdictions, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. We are qualified to do business only in British Columbia, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, results of operations and financial condition.

LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB; ABSENCE OF LIABILITY INSURANCE

     Because materials may be downloaded by Members and other users of our Web site and subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of these materials. Such claims have been brought, and sometimes successfully pressed, against OSPs for example, in the past. We have received inquiries from time to time from third parties regarding such matters, all of which have been resolved to date without any payments or other material adverse effect on us.

     In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use. We could also be exposed to liability with respect to the offering of third party content that may be accessible through our Web site, or through content and materials that may be posted by Members on their personal Web sites or chat rooms, or on-line discussions offered by us. Such claims might include, among others, that by directly or indirectly hosting the personal Web sites of third parties, we are liable for copyright or trademark infringement, or other wrongful actions by such third parties through such Web sites.

     It is also possible that if any third party content information provided on our web site contains errors, third parties could make claims against us for losses incurred in reliance on such information. Even to the extent that such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of our services to Members and visitors.

     We also intend to enter into agreements with eVendors and sponsors whereby it is intended that we will be entitled to receive a share of any revenue from the purchase of goods and services through direct links from our Web site. Such arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services by virtue of our involvement in providing access to such products or services, even if we do not provide such products or services. While we intend that our agreements with these parties will provide that we will be indemnified against such liabilities, there can be no assurance that such indemnification, if available, will be adequate.

     Currently, we do not carry general liability insurance intended to protect us from any liability arising out of the foregoing. In any event, however, insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage would have a material adverse effect on our business, results of operations and financial condition. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

SECURITY RISKS

     There can be no assurance that experienced programmers or "hackers" may not from time to time attempt to penetrate our network security. To date, none of this activity has occurred. However, in the event any such attempts should occur and be successful, such a penetration may have a material adverse effect on our business, results of operations or financial condition. A party who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our Web site.

     In addition, in offering certain payment services, we could become increasingly reliant on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. We may be required to expend significant capital and resources to protect against the threat of such security, encryption and authentication technology breaches or to alleviate problems cause by such breaches.

     Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements, which could have a material adverse effect on our business, results of operations and financial condition.

RELIANCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our technology as proprietary and attempt to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently.

     We pursue the registration of our trademarks and service marks in the United States and Canada and internationally, and intend to apply for the registration in the United States and Canada for a number of our service marks. There can be no assurance that such registration will be granted or, if granted, that we will derive any material commercial benefit from such registration. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. No assurance can be given as to the future viability or value of any of our proprietary rights or other companies within this market. There can be NO assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any such infringement or misappropriation, should it occur, could have a material adverse effect on our business, results of operations and financial condition.

     In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition and we may not have available the resources necessary to pursue such litigation.

     Furthermore, there can be no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. It can be expected that we will be subjected to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by us and the content generated by our Members. Although such claims have not occurred to date, such claims and any resultant litigation, should it occur, might subject us to significant liability for damages and might result in invalidation of our proprietary rights and even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse effect on our business, results of operations and financial condition.

     We currently license from third parties certain technologies incorporated into our Web site. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. Our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of our existing services until equivalent technology could be identified, licensed and integrated.

DEPENDENCE ON CONTINUED GROWTH IN THE USE OF THE INTERNET; DEPENDENCE ON WEB INFRASTRUCTURE

     Our Company's future success is substantially dependent upon continued growth in the use of the Internet and the Web in order to support e-commerce development on our Web site and in the acceptance and volume of e-commerce transactions on the Internet. There can be no assurance that the number of Internet users will continue to grow or that e-commerce over the Internet will become more widespread.

     As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. We cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, congestion of traffic, inconsistent quality of service and lack of availability of cost-effective, high-speed service, potentially inadequate development of the necessary infrastructure, excessive governmental regulation, uncertainty regarding intellectual property ownership or timely development and commercialization of performance improvements, including high-speed modems.

     The success of our Web site will depend in large part upon the continued development of a Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products, such as high-speed modems for providing reliable Web access and services. Because global e-commerce and online exchange of information on the Web and other similar open wide-area networks are new and evolving, it is difficult to predict with any assurance whether the Web will support increasing use or will prove to be a viable commercial marketplace.

     The Web has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased band width requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Web could lose its viability or effectiveness due to delays and the development or adoption of new standards and protocols to handle increased levels of activities or due to increased government regulation.

     There can be no assurance that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace will be developed, or, if they are developed, that the Web will achieve broad acceptance. If the necessary infrastructure standards, protocols, or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, our business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services, or facilities are developed and the Web becomes a viable commercial marketplace, there can be no assurance that we will not be required to incur substantial expenditures in order to adapt our services to changing Web technologies, which could have a material adverse effect on our business, results of operations and financial condition.

SALES TAX COLLECTION

     One or more states, provinces or countries may seek to impose sales tax collection obligations on out-of-state or out-of-province or foreign companies such as us which engage in online commerce. Any new operation or facilities in the United States or Canada or elsewhere could subject shipments into such states or provinces to state or provincial or foreign sales taxes. A successful assertion by one or more states or provinces or any foreign country that we should collect sales or other similar taxes on the sale of merchandise could have a material adverse effect on our business, prospects, financial condition and results of operations


                               OTHER RISKS WE FACE

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, NORTHFIELD CAPITAL CORPORATION AND 284085 BC LTD.

     As of May 10, 2000, our Directors and Northfield Capital Corporation, and their respective affiliates, in the aggregate, beneficially owned approximately 4,321,272 shares or 32.8% of our outstanding Common Stock. As a result, these stockholders possess significant influence over us, giving them the ability, among other things, to elect a majority of our Board of Directors and approve significant corporate transactions. Such share ownership and control may also have the effect of delaying or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us which could have a material adverse effect on the market price of our Common Stock.


NO ACTIVE PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK
PRICE

     Prior to the closing of our transaction with i5ive, there was no active public market for our Common Stock. Since December 30, 1998, our Common Stock has been quoted on the OTC Bulletin Board. There can be no assurance that an active trading market for our Common

Stock will be sustained or that the market price of our Common Stock will not decline or fluctuate widely based upon market or other conditions. The market price may bear no relationship to our revenues, earnings, assets or potential and may not be indicative of our future business performance. The trading price of our Common Stock has been and can be expected to be subject to wide fluctuations in response to variations in our quarterly results of operations, the gain or loss of significant strategic relationships, unanticipated delays in our development, changes in estimates by analysts, announcements of technological innovations or new solutions by us or our competitors, general conditions in the technology and Internet sectors and in Internet-related industries, other matters discussed elsewhere in this Prospectus and other events or factors, many of which are beyond our control.

     In addition, the stock market in general and the technology and Internet sectors in particular have experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to us and which have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our Common Stock.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources and have a material adverse effect on our business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of significant amounts of our Common Stock in the public market or the perception that such sales will or could occur could materially and adversely affect the market price of our Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. We had, as of May 10, 2000, 13,155,046 shares of common stock outstanding. Of such shares, 4,321,272 shares were held by Directors of the Company, 284085 BC Ltd. and Northfield Capital Corporation. Substantially all of such shares are "restricted securities" as such term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. We believe that approximately 8,833,774 shares of our Common Stock may be transferred freely under U.S. Federal securities laws. The sale of those shares or the perception that such sales will or could occur could materially and adversely affect the market price for our Common Stock.

    CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1996

     With the exception of historical matters, the matters discussed in this prospectus are "forward-looking statements" as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein include, but are not limited to, the statements in this prospectus regarding our plans and objectives of management for our future operations, including plans or objectives relating to our products or services as well as other financial items. These statements appear, among other places, under the following captions: "Prospectus Summary - Suite101.com, Inc.", "Risk Factors", "Dividend Policy", "Management's Discussion and Analysis of Financial Condition or Plan of Operation", and "Business of the Company". Forward-looking statements made in this prospectus include the assumptions made by management as to the future growth and business direction of the Internet, e-commerce through the facilities of the Internet and the role of Communities of Interest on the Internet. They also include our beliefs as to the importance of privacy to Members, their willingness to divulge certain demographic and psychographic information regarding themselves, to participate in our proposed marketing programs and plans, as well as our plans to improve the capabilities of our servers and facilities. We cannot assure you that our assumptions in this regard or our views as to the commercial viability of our business plans discussed herein will prove to be accurate. Likewise, we cannot assure you that we will be successful in growing our membership base as we plan or achieving any commercial advantage relative to other Internet companies. Our ability to realize revenues from the business plans discussed herein cannot be assured. If our assumptions are incorrect or our membership growth plans or plans to realize revenues and establish strategic relationships fail to materialize, we may be unsuccessful in developing as a viable business enterprise. Under such circumstance your investment will be in jeopardy. Our inability to meet our goals and objectives or the consequences to us from adverse developments in general economic or capital market conditions could have a material adverse effect on us. We caution you that various risk factors accompany those forward looking statements and are described, among other places, under the caption "Risk Factors" herein, beginning on page seven. They are also described in our Annual Report on Form 10-KSB for the year ended December 31, 1999, beginning on page 25, in our Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this prospectus and could adversely affect our financial condition and our ability to pursue our business strategy and plans.

                                 USE OF PROCEEDS

     This Prospectus relates solely to the securities being offered and sold for the account of the Selling Securityholders. We will not receive any of the proceeds from the sale of the securities being offered by the Selling Securityholders but will pay all expenses related to the registration of the securities. The proceeds, if any, received from the exercise of any Warrants will be used for general corporate purposes. If all the Warrants were exercised at their current exercise prices, we would receive gross proceeds of $3,548,420. There can be no assurance that any of such Warrants will be exercised. See "Selling Securityholders."

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted on the OTC Bulletin Board since December 30, 1998 under the symbol BOWG. The following table sets forth the high and low bid quotations on the OTC Bulletin Board for the Company's Common Stock for the period January 1, 1999 through May 23, 2000.

                                                                  BID
                                         ---------------------------------------------------------
      CALENDAR QUARTER                             HIGH                         LOW
   -----------------------------------------------------------------------------------------------
     1999: First Quarter                            $7.88                         $2.00

     1999: Second Quarter                          $11.31                         $3.25

     1999: Third Quarter                            $4.38                         $1.06

     1999:  Fourth Quarter                          $4.25                         $0.63

     2000:  First Quarter                          $11.00                         $2.97

     2000:  Second Quarter (through                 $7.38                         $1.59
     May 23, 2000)



     The foregoing amounts, represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions and do not represent the prices of actual transactions. On May 24, 2000, the closing bid quotation for the Common Stock, as reported on the OTC Bulletin Board was $1.31.

     As of May 10, 2000, Suite101.com had approximately 131 shareholders of record.

                                DIVIDEND POLICY

     We do not intend to pay any dividends on our Common Stock for the foreseeable future. Any determination as to the payment of dividends on our Common Stock in the future will be made by our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects as well as such other factors as our Board of Directors may deem relevant.


                                 CAPITALIZATION

         The following table sets forth the cash and cash equivalents and the capitalization of the Company at March 31, 2000:

                                                                                    AS OF MARCH 31, 2000
                                                                                    --------------------
  Cash                                                                                    $9,321,525

  Capital Stock
          Authorized: 40,000,000 common shares, par value $0.001                             $13,147
                      per share, issued 13,146,233 common shares

  Deferred Compensation                                                                    $(362,322)

  Additional paid-in capital                                                             $10,546,032

  Deficit                                                                                $(3,091,656)

  Equity adjustment from foreign currency translation                                        $13,582

  Total stockholders' equity                                                              $7,121,783

  Total liabilities and stockholders equity                                               $9,776,696

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

GENERAL

     The following discussion and analysis of our financial condition or plan of operation should be read in conjunction with, and is qualified in its entirety by, the more detailed information including our Financial Statements and the related Notes appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     We are an Internet company engaged in the creation, operation and maintenance of a World Wide Web based community, known as Suite101.com, for Internet users to express themselves, share ideas, interests and expertise, and publish content accessible to other users with common interests. Our directory, the "Best-of-Web Guide" was started in 1996. We believe we were one of the first Internet sites to engage people rather than software (search engines) to find information on the Internet. At the end of May 2000, we have over 1,000 Web guides or "Contributing Editors" searching the Internet for the best resources in over 1,000 topic areas.

     Since 1996, our Contributing Editors, who are typically enthusiasts with a passion for a particular topic, have created a topically organized directory with over 32,000 hand-picked and personally reviewed links. In addition to compiling the directory, our Contributing Editors have also written close to 27,000 searchable, archived articles and managed over 26,000 discussions in 1,000 topics ranging from hitch-hiking, through romance, to gardening.

     Our revenue model will concentrate on electronic commerce ("e-commerce"). Using a consensual marketing model, Suite101.com will offer participating enterprises ("eVendors" access to psycho-demographic information on Suite101.com Members who have consented to participate in the program. eVendors will then be asked to pay a fee to market their products or services directly to the participating Member. Revenue from these fees will be shared between Suite101.com and our Members. We intend to receive additional revenues by participating in completed transactions.

     We intend to realize revenue by sharing in the proceeds of e-commerce marketing and transaction fees. The marketing effort is expected to be a collaborative effort: our company, our Members and our eVendors. Our marketing plan is founded on the Member's consent, our role as custodian of the Members privacy and the eVendor's commitment to deliver competitive, quality goods and services on time. We currently intend to limit our involvement to facilitating the introduction of the buyer to the seller, the seller to the buyer. As custodian of the Members' psycho-demographic information in our Member-centric database, we intend to offer our eVendors a unique opportunity to market one-to-one to a very loyal and focused community.

     Unlike traditional marketing campaigns, which typically use print (newspapers, magazines and direct mail) or the electronic media (radio and television), our campaigns will direct marketing material to the Member's personal "HomePage" or personal Web site, significantly reducing the cost of reaching the consumer. The interactive nature of the Web and the ability to display attractive graphics and to facilitate Members "clicking" through directly to the eVendor's site, will enable us to present such offerings 24 hours a day, 7 days a week in a complete, dynamic and timely manner. The Internet's interactive properties and our dynamic software are, we believe, compelling reasons why consenting Members and eVendors will utilize our e-commerce program. Products and services will be marketed and the transaction will be completed online quickly and easily. This capability offers our Members electronic one-stop-shopping and our eVendors one-to-one contact with the consumer, our Member.

     As we grow, our operating expenses will increase in connection with our visitor and Member generation, brand marketing and eVendors promotional efforts, our increased funding of site development, technology and operating infrastructure, and the increased general and administrative staff needed to support our growth. We anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount and rates of growth in our net revenue from electronic commerce (e-commerce). We expect our operating expenses to increase significantly, especially in the areas of sales and marketing and brand promotion. We believe that period-to-period comparisons of our Member recruitment results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability.

     To date, we have entered into a limited number of license arrangements and strategic alliances in order to build our communities, provide community-specific content, generate additional traffic, and increase membership.

     We intend to continue to increase reach and membership and to seek additional strategic alliances with content and distribution partners, including alliances that create co-branded sites through which we can market our services.

                            STATEMENTS OF OPERATIONS


A COMPARISON OF OUR OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999

     During the three months ended March 31, 2000, our sales were $413 compared with sales of $416 during the three months ended March 31, 1999. Sales in both periods were primarily attributable to software licensing revenues of i5ive.

     General and administrative expenses were $645,831 in the three months ended March 31, 2000 compared with $212,051 during the three months ended March 31, 1999. This increase was primarily the result of the increase in the number of our Contributing Editors, an increase in the number of personnel we employed, an increase in the use of consultants, and the increased scale of our operations. Marketing expenses were $219,216 during the three months ended March 31, 2000 compared with $-0- during the same three month period in 1999. This was the consequence of our marketing activities aimed at increasing membership and building the Suite101.com brand that commenced during the second quarter of 1999.

     Our Loss From Operations was $864,634 in 2000 compared with $211,635 in 1999. The increase in our Loss From Operations in 2000 compared with 1999 was the result of the increase in our operating expenses.

     Other income was $78,738 in 2000 compared with $326 in 1999. The increase was the result of interest earned on bank balances.

     Our Net Loss was $785,896 in 2000 compared with $211,309 in 1999. The increase in our Net Loss in 2000 compared with 1999 was the result of the increase in the scale of our operations and the related increase in operating expenses.


A COMPARISON OF OUR OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1998

     During the year ended December 31, 1999, our sales were $1,925 compared with sales of $18,769 during 1998. The decrease resulted from a decision made by management to focus efforts on the development of the Suite101.com community. Sales in 1999 were primarily attributable to software licensing revenues of i5ive.

     Operating expenses also increased during the year ended December 31, 1999 to $1,687,850 from $396,057 during the year ended December 31, 1998. Expenses in 1999 primarily related to general and administrative expenses of i5ive resulting from increased Contributing Editor recruitment and additional employees. We pay each of our Contributing Editors between $15 and $25 per month. Additional expenses were also the result of purchases of computer hardware and Member recruitment.

     The loss from operations for the year ended December 31, 1999 was $1,685,925 compared with $377,288 during 1998.

     Other income in 1999 was $137,496 compared with $3,521 in 1998. The increase was primarily the result of interest earned on higher cash balances carried in 1999.

     Our net loss in 1999 was $1,548,429 compared with a net loss of $373,767 in 1998. The increased net loss was the result of our increased scale of operations and level of expenditures in 1999.


                         LIQUIDITY AND CAPITAL RESOURCES


     The report of our independent auditors on their audit of our financial statements as of December 31, 1999 contains an explanatory paragraph that describes an uncertainty as to our ability to continue as a going concern due to our recurring losses and, as of the date of their report, the lack of liquid resources. In February 2000, we realized gross proceeds of $4,500,000 from the exercise of warrants issued in a 1999 private sale of securities. Also in February 2000, we realized gross proceeds of $2,500,000 from a private sale of our securities. During the first quarter of 2000, we also realized gross proceeds of approximately $205,000 on the exercise of stock options under the 1998 Stock Incentive Plan and from the exercise of warrants. At March 31, 2000, our cash was $9,321,525. In April 2000, we used approximately $2,531,000 of these funds to prepay the outstanding principal and accrued interest on the promissory notes we sold in February, 2000 which were scheduled to mature on June 30, 2000. We believe these cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months.

     We may seek to raise additional funds in order to fund more aggressive promotions and more rapid expansion, to develop newer or enhanced services, to enter into strategic alliances, to respond to competitive pressures or to acquire complementary businesses, technologies or services. There can be no assurance that any additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or not available on acceptable terms, we may not be able to fund our expansion, promote our e-commerce as we desire, or, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition. Additional funds raised through the issuance of equity or convertible debt securities, will result in reducing the percentage ownership of our stockholders and, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of our Common Stock.

     As a result of our limited operating history, we have limited meaningful historical financial data upon which to base planned operating expenses. Accordingly, our anticipated expense levels in the future are based in part on our expectations as to future revenue from proposed e-commerce revenue-sharing arrangements, and anticipated growth in visitor traffic and membership. We expect that these expense levels will become, to a large extent, fixed. Revenues and operating results generally will depend on the volume of, timing of and ability to complete transactions, which are difficult to forecast. In addition, there can be no assurance that we will be able to accurately predict our net revenue, particularly in light of the intense competition for the sale of products and services on the Web, revenue-sharing opportunities, our limited operating history and the uncertainty as to the broad acceptance of the Web as an e-commerce medium. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall or other unanticipated changes in the e-commerce industry. Any failure by us to accurately make such predictions would have a material adverse effect on our business, results of operations and financial condition.

     From our inception in April 1996 through June 30, 1998, Northfield Capital Corporation and 284085 BC Ltd., our principal shareholders, advanced to us the sums of $270,156 and $197,098, respectively, used for general corporate purposes and working capital. Such amounts accrued interest at the rate of 6.5% per annum. At the closing of the sale of i5ive shares to us, Northfield Capital Corporation and 284085 BC Ltd. converted these advances and accrued interest into an aggregate of 414,975 and 302,753 shares, respectively, of our Common Stock. Such shares of i5ive were exchanged for 1,969,057 and 1,436,565 shares, respectively, of our Common Stock or an effective purchase price, based on the amounts advanced by such persons through June 30, 1998, of approximately $0.14 per share of Common Stock.

     Subsequent to June 30, 1998, Northfield Capital Corporation and 284085 BC Ltd advanced or incurred additional liabilities on behalf of the Company aggregating $12,868 through December 31, 1998. Such amounts were repaid out of the proceeds from the private sale of securities.

                             BUSINESS OF THE COMPANY

BACKGROUND OF SUITE 101

         We employ real people, known as guides or "Contributing Editors" rather than software (search engines) to help Internet users find the Best-of-the-Web resources. Our site offers not only a way to find quality information on the Web, but also an opportunity to participate in a community of like-minded people who share mutual interests.

     Our original idea behind Suite101.com was to give people who have a passion for a particular topic the opportunity to publish articles and act as guides or Contributing Editors on the site to others with similar interests. As of May 31, 2000, we had over 1,000 Contributing Editors publishing articles, facilitating discussion threads, hosting online "chats," and contributing to Suite101.com's "Best-of-Web Guide," a directory of links to top Web sites. As of that date, the Contributing Editors had published and archived close to 27,000 articles on over 1,000 topics ranging from "artists" and "children's books" to "herb gardening" and "virtual journeys," managed over 26,000 discussion threads, and created a Web directory with over 32,000 hand-picked and reviewed links.

     According to PC Data Online, our Web site attracted over 4.5 million page views in April, 2000, compared to 2.26 million page views in April, 1999. Of those visitors, approximately 200,000 as of April 30, 2000, had become Members, compared to 32,300 Members on December 31, 1998.

     We believe that the demographic profile of the Suite101.com Members is unique compared to other Internet-based communities. While we believe others tend to attract younger, unmarried male users, the Suite101.com community through May 2000 has attracted primarily older (median age: 35), married (51 percent), female users (51 percent). Seventy-two percent have attended a post-secondary institution.

INDUSTRY BACKGROUND

     The digital evolution has brought about the revolutionary communications medium called the Internet ("Net"). In many ways the medium is transforming how we live and interact with one another. The introduction of the World Wide Web ("WWW" or "Web") in the mid-1990s accelerated this transformation. Web sites, browsers, and development tools quickly made a relatively complex technology accessible to a much larger population. Hundreds of millions of people now have the opportunity to develop and publish their own information without requiring substantial economic resources or being limited by geographical boundaries. With an estimated 304.36 million users on the Internet today (with 136.86 million in Canada and the US alone), the Internet is the largest conglomeration of authors ever assembled, according to Nua Surveys (http://www.nua.ie/surveys, March
2000).

THE GROWTH OF ONLINE COMMUNITIES

     Early Internet users developed a unique, give-and-take culture that emphasized the sharing of information and resources. We believe that these are the basic elements of community. However, the rise in the popularity and the subsequent commercialization of the

Web has changed the focus of this culture from one of "give-and-take" (sharing and interaction) to passive consumption where Internet "surfers" are relegated to the role of viewers, readers and subscribers. The WWW has become a vast network of millions of Web sites, for the most part broadcasting to the Net, professionally created, static content at users. For the typical user, the Web does not live up to its promise; instead of the powerful, two-way communication medium that it could be, we view the Web as a chaotic, overloaded brochure rack.

     "Portal" sites with powerful search engines were introduced to help users find information on the Internet. In many cases, search engines have added to, not diminished, the chaos on the Web. As the use of the Net and the number of Web sites has grown, the utility of these search engines has declined because of their inability to stay abreast of the growth in Web sites. As experienced Net surfers know, their software does not distinguish the quality or relevance of one site from another. A recent Nature magazine article stated that it takes, on average, up to six months for a new page to show up in a search engine, and even the best search engine only searches one-sixth of the Net's pages. Therefore, when a surfer uses a search engine, he or she is faced with the daunting task of wading through hundreds -- sometimes thousands -- of search engine suggestions responding to the topic searched that may be irrelevant, incomplete, or outdated.

     Looking for a more effective way of finding quality information on the Internet, we believe that many users are increasingly turning to Web directories and online communities to find, read, and discuss information that is relevant to their lives. According to the Nature article, online community sites now reach approximately 36 per cent of the Internet audience. And many sites that did not start as online communities are beginning to emulate these communities: each of the top five Web sites in May, 1999 included chat and discussion areas, the essential elements that make two-way communication and thus community, possible. To subscribe and publish; to share in the give-and-take, users in these online communities are starting to realize the availability of the Internet as an interactive, two-way communication medium.

E-COMMERCE IN THE COMMUNITIES

     Online communities tend to attract like-minded people who share mutual interests and a similar demographic profile. Topically organized, they attract interested users who tend to spend a significant portion of their time online at the community Web site. Most of the online communities, such as Yahoo! Inc., also offer other services, such as personal home pages and messaging functions, that further increase the site's "stickiness" (capacity to keep users at the site). We believe that advertisers have not overlooked the marketing potential of these commercially attractive, site-loyal demographic groups.

     We believe that advertisers want to be seen in the online communities because they include the ability to aggregate attractive demographic groups with significant purchasing power and known interests. Advertisers can place their ads in a context that makes them available to persons with a demonstrated interest -- for example, ads for fishing tackle on a site devoted to fly fishing. Because many of the communities collect substantial demographic information from their members, marketers see an opportunity to tailor the marketing of their products or services directly to particular groups within the community. Most of the popular online community sites now generate a substantial portion of their revenues from banner advertising.

PRIVACY CONCERNS

     We believe that the lure of online communities will continue to grow for online vendors because of focused demographics. Focused demographics makes available targeted marketing to topically organized groups. But the nature of the commercial opportunities envisioned by many of these vendors will be changing for one very important reason -- privacy. Privacy concerns are increasingly affecting what users do on the Internet, especially as consumers. We believe many users are already uncomfortable giving their demographic information or making purchases online because of these privacy concerns. They are especially uncomfortable when they find that their personal demographic information is being collected, used, and traded without their knowledge, authorization, or benefit. Consumers are making these concerns about privacy more public. To ultimately succeed at e-commerce, we believe marketers and vendors will have to find ways of gaining the confidence of potential customers by demonstrating that they will act sensitively and responsibly with regard to consumers' privacy issues.

THE SUITE101.COM CONCEPT

THE SUITE101.COM COMMUNITY.

     The Suite101.com community is based on Web site software that compiles, organizes, and distributes content created by Members of its community. This enhances Members' experiences on the Web because they can publish their own articles, share ideas, and interact with other Members who have common interests.

     Our concept is a community of Internet users dedicated to self-expression, interaction, and sharing. We believe that, like any community in the "bricks-and-mortar" world, the Members of Suite101.com come to feel a high degree of affinity to our site and responsibility to each other because they share their interests and passions with each other in a safe, non-threatening environment. Members of Suite101.com, we believe, come to feel they have a "home" on the Internet. The products and services of this community include articles written by "Contributing Editors," discussion threads and chats, contests and polls, and, of course, links to the best sites on the Web in over 1,000 different topic areas (the "Best-of-Web" guide).

     With the addition of more Members and Contributing Editors, the Suite101.com community has grown from approximately 35 Editors in October 1996 to over 1,000 as of May 31, 2000 with a current backlog of over 150 completed applications from prospective Contributing Editors. Through May 2000, Suite101.com's Contributing Editors have created a Web directory with over 32,000 hand-picked and reviewed links, published and archived close to 27,000 articles, and managed over 26,000 discussion threads. Our site has over 1,000 topic areas and in April 2000, according to PC Data Online, we had over 4.5 million page views.

     COMMUNITIES OF INTEREST. The content of Suite101.com is organized into 11 major subjects or "Communities of Interest:"

    1.  Arts and Humanities;                 7.   Home & Garden;
    2.  Business;                            8.   Law, Politics, & Issues;
    3.  Computers & Internet;                9.   Society & Culture;

    4.  Education;                           10.  Sports & Recreation; and
    5.  Entertainment & Media;               11.  Travel & Leisure
    6.  Health;

     These Communities are managed by Managing Editors. These are individuals who have demonstrated an extraordinary commitment to the Community. Each Community is further organized into topic areas overseen by a Contributing Editor.

     This topical organization of the site's content makes it quick and easy for both visitors and Members to locate the content that interests them. They can read the articles or explore the list of related links created by the Contributing Editors in each topic area. The organization of the content also helps them find other users who share their interests. For example, people who are interested in perennial plants can "find" each other in the discussion threads and chat rooms of the Home and Garden Community. The functions and features available to each Contributing Editor allows them to encourage self-expression and interaction by providing a forum for discussion, sharing, learning, and understanding.

     ACTIVE PARTICIPATION. The organization of the Suite101.com community encourages users to increase their participation. As they become more at home on the site, they can move from visitor to Member. If they have a particular passion and want to write, then they can apply to become a Contributing Editor. If they want to guide and be a leader in the community, they can apply to be a Managing Editor.

     With each level of participation comes added commitment and responsibility to the community. Contributing Editors write articles, facilitate discussions and chats, initiate contests and polls, and, of course, develop and maintain the Best-of-Web guide in their topic area. Managing Editors oversee a number of topic areas and Contributing Editors, supporting and encouraging their efforts.

     Members and Editors can also contribute to the community in other ways with suggestions and feedback that improve the community. Through these interactions, the Members and Editors develop a sense of personal involvement in Suite101.com. They also tend to become champions of the community, actively encouraging visitors, friends and family to join and participate. We believe that the greater the interaction and participation of our Members and Editors, the greater their loyalty and affinity to Suite101.com community.

     STATE-OF-MARKET FEATURES, TOOLS & SERVICES. We strive to improve the online experience of our Members by providing state-of-the-market tools and services. Members can create personal HomePages that can include autobiographical information, communication tools, e-mail and chat, personalized lists of links (including what's new on Suite101.com), and an area for personalized, consensual e-commerce.

     Each Contributing Editor is provided with publishing and communication tools for posting and archiving articles, facilitating discussion threads and chats, and creating contests and polls in their topic area. These features, tools and services are provided free of charge to

Members to encourage self-expression and interaction in an online, information-rich environment.

     Both visitors and Members have free access to the Best-of-Web directory, which we believe is one of the most significant features of Suite101.com. Collectively maintained by the Contributing Editors, this topically organized directory of links to other sites on the Internet helps users find the best, most relevant information on the Internet in over 1,000 topic areas (as of May 31, 2000). Intended to help users overcome the chaos of the Internet, this Web directory in many ways replaces the powerful search engines on the major "portal" sites.

     These engines, although impressive in the QUANTITY of information they can generate, do not help users distinguish the QUALITY of the information. The Nature magazine article states that many search engine contents are out of date and incomplete. According to that report, even the best search engines take over six months to index a new Web page and typically only cover one-sixth of the Net's pages.

     With the Best-of-Web directory, users can be assured that they are being directed to quality, up-to-date information because someone with a passion for the topic (the Contributing Editor) has picked and reviewed it for them. Suite101.com offers Contributing and Managing Editors several online forums to proactively determine what improvements and suggestions are important to the Suite101.com community. These forums are supplemented with newsletters and ad-hoc committees and teams.

THE SUITE101.COM E-COMMERCE PROGRAM

OVERVIEW

     To begin generating revenue without changing the nature of our community, we intend to implement an e-commerce program that will help our Members meet their needs and wants, cost-effectively, while protecting their privacy. The program is based on three principles:

          (1)  Protection of Members' privacy;

          (2)  Participation only by consent; and

          (3)  Sharing of marketing revenues.

     Adherence to these principles will ensure the e-commerce program will add to rather than detract from the nature of the Suite101.com community.

     Although similar to the goals of traditional direct-marketing programs, our e-commerce program is intended to be fundamentally different in one very important way: customers rather than companies will reap the rewards of its success. The program will offer participating Suite101.com Members the means to collect, consolidate, market, and benefit from their "psycho-demographic" information (data on their age, sex, marital status, income, buying habits and consumption behavior). We intend that customers will be able to use their psycho-demographic information, when aggregated with other customers, to purchase quality products and services at prices traditionally only offered to large institutional and commercial buyers.

     Psycho-demographic information has been primarily collected and used by direct marketing and database companies as well as major financial institutions and retailers. This psycho-demographic information was then sold or used by companies to help them target their marketing activities.

     Many of today's loyalty programs, for example Air Miles and frequent-flyer points, are marketed as "reward" programs but are also, in fact, an excellent way for companies to gather information about their customers.

     Managed by the vendor, these loyalty programs do reward the customer with better prices and service, but they also limit their choice. For example, an airline's frequent-flyer program does reward a customer with reduced fares and more perks, but only if that customer stays with the airline. If the customer wants to fly with another airline because of a more convenient departure time, for example, they cannot "transfer" their points to this airline to take advantage of its frequent-flyer program. Because these programs are "vendor-centric," their ultimate benefit of influencing customers' buying behavior is realized by the vendor rather than the customer.

     The technology behind the Internet gives individuals an opportunity to create their own loyalty programs. Suite101.com intends to provide its Members with the technology to collect their own psycho-demographic information in "Member-centric" databases. When aggregated with the information of other participating Members, we believe that quality, name-brand vendors will recognize the value of this database and will actively seek to access it.

ELEMENTS OF OUR E-COMMERCE PROGRAM

     -    CONSENSUAL PARTICIPATION IN DIRECT MARKETING ACTIVITIES

     Each Member of Suite101.com will be given an opportunity to develop his or her own "Member-centric" database containing their psycho-demographic information and a periodic "wish list" of planned purchases. This information will be securely stored at Suite101.com, accessible online only to the individual Member. Heretofore, this demographic information has been primarily collected and controlled by large marketing groups and vendors.

     With Members' explicit consent, Suite101.com will then consolidate participating Members' demographic data into a central, aggregated database for the entire Suite101.com community. Using a strong security system, Members' actual identities will be separated from their demographic data. A Member-selected online alias and a password will be the only connection between a Member's actual identity and their demographic data. The aggregated database will contain valuable but anonymous information.

     -    SHARING OF MARKETING REVENUE WITH PARTICIPATING MEMBERS

         We then intend to contract with qualified companies ("eVendors") to give them direct access to this aggregated database. By running various searches for potential customers in the database, these eVendors will be able to develop lists of potential customers. For a per-person fee, we will then facilitate the eVendor's online, direct marketing campaign. Participating Members will not, however, receive a barrage of email or be subjected to banner ads.

         Participating Members will be notified of the eVendor's offer by having a postage-stamp-sized "SuiteStamp" placed on their personal HomePage. This clickable button will allow the Member to decide if they want to view the eVendor's offer (by clicking on the SuiteStamp) or ignore it. If they do click through, it is intended that they will be rewarded by receiving a portion of the revenues generating from the eVendor's marketing fee. Revenues will most likely be distributed to participating Members as "SuitePoints" (much like Air Miles) that can be used to purchase other products or services.

         At all times, prior to the moment of a completed sale to an individual Member, the participating Member's identity will be protected by Suite101.com. eVendors will only have access to the aggregated demographic information and Members' aliases. Even though only Members who consent to participate in the marketing program will share in the eVendors' marketing payments to Suite101.com, a Member's lack of participation will in no way take away from their rights and privileges as a Member of the Suite101.com community. Members will be able to opt in and out of the marketing program at any time. Only the profiles of Members participating in the program will be included in the aggregated demographic information.

     -    GROUP-BUYING OPPORTUNITIES WITH DYNAMIC PRICING

     Suite101.com believes that the nature of its e-commerce strategy will attract high-quality, brand-name eVendors. As a result, we believe that Members will have access to a wide array of products and services at a reduced cost. The technology behind Suite101.com is also intended to give Members who want to purchase a product or service the opportunity to aggregate their purchases together with other Members, so they or we will be able to negotiate reduced prices from eVendors. We believe that it will be possible for a large group of Members who want to purchase a particular type of car from a Suite101.com eVendor, for example, to negotiate a group price with the provider. There may even be opportunities to improve the block pricing dynamically as more Members join together to purchase a desirable product or service.

ADVANTAGES OF OUR E-COMMERCE PROGRAM

     We believe that our e-commerce strategy and the Internet's interactive properties are compelling reasons why Members and eVendors will participate in our consensual direct marketing program. Unlike other forms of direct marketing, our program will mean eVendors can reach a targeted group of pre-qualified customers quickly and effectively (with what we believe will be an anticipated response rate well above the current two to four percent rate of off-line direct mail campaigns). This capability we believe offers our Members electronic one-stop-shopping and our eVendors one-to-one contact with the consumer, our Member. We believe that our e-commerce strategy will not only reward Members for their participation and bring them substantial savings, but it will also strengthen the bonds of community.

BUSINESS STRATEGY

     -    OVERVIEW

     We believe there is occurring, because of the Internet e-commerce opportunities, a dramatic shift in the balance of power from vendors to customers. Prior to the Internet, the vendor with superior market knowledge dominated the marketplace. Today, the Internet is arming the customer with this superior market knowledge. With this knowledge, the customer is getting smarter, faster, than most vendors today.

     Suite101.com intends to earn a role in this transforming marketplace by implementing a business strategy that puts its Members and their interests first. Our "Member-centric" strategy is based on the following four principles:

          (1) respect for and protection of our Members' privacy;

          (2) sharing with participating Members marketing revenues derived from selected companies for their use of Members' aggregated, psycho-demographic information;

          (3) supporting the community by providing the tools and infrastructure for communication and interaction; and

          (4) acting first and foremost as an advocate for our Members.

     We believe that our business strategy, based on these four principles, will provide a pleasant, effective, non-threatening environment for the Suite101.com community to grow. We also believe that this strategy will create a platform for e-commerce that will ensure our Members realize the monetary rewards of membership in the Suite101.com community.

     To achieve this goal, working with an independent marketing group to develop a marketing and publicity plan, we have recently started several initiatives that we believe will grow and strengthen Suite101.com:

     - Accelerate membership growth from approximately 200,000 currently to 250,000,

     -    Build the Suite101.com brand,

     -    Continue to enhance site functionality and performance, and

     -    Implement the e-commerce strategy.

     -    ACCELERATE MEMBERSHIP GROWTH

     We also believe that a growing membership will keep the Suite101.com community vibrant and appealing to our targeted demographic group. It will also provide qualified e Vendors with an attractive market for the promotion of their products and services.

     Our immediate membership goal is 250,000 Members. To help achieve this goal, we implemented a marketing plan beginning during 1999.

     We believe 250,000 Members is the minimum "critical mass" required to implement our e-commerce strategy. We intend to grow our Membership. Therefore, the success of our marketing effort will not only be measured by attaining 250,000 Members within our budget and timeframe, but it will also be measured by attracting Members within our targeted demographic profile.

     -    BUILD THE SUITE101.COM BRAND

     To date, our growth has been primarily by word-of-mouth, ad hoc public relations by our management and the informal promotional efforts of our Members. However, by implementing our Marketing Plan, we intend to raise the "brand recognition," that is, our profile, among three target markets:

          -    The "general" Internet audience;

          -    Existing Editors and Members; and

          -    Investors, potential partners and the media

     Approximately US$1.2 million has been allocated to the marketing and promotion of the Suite101.com brand over the next year. Planned activities include advertising in online media (banners, buttons, email campaigns), public relations, sponsorships and strategic partnerships.

     In addition, we intend to pursue a variety of distribution arrangements with other Internet-based companies to raise the profile of our brand. We also plan to introduce an "internal" promotional campaign --"SuiteGiving"-- to increase brand awareness among our visitors, current Members and Contributing Editors. We believe that a high-profile and well-recognized Suite101.com brand will not only attract additional Members, but it will also make the Community more attractive to qualified eVendors.

     -    CONTINUE TO ENHANCE FUNCTIONALITY AND PERFORMANCE

     We believe that continually providing visitors and Members with greater functionality and performance is critical to our success. In November 1998, we introduced a new user interface which substantially improved the usability of our site, presenting Member-generated content in a more intuitive, topical format. The site redesign was very well received by Suite101.com's Members. In September 1999, we redeveloped the site interface to insure increase usability and accommodate additional functionality such as personal Home Pages, Web-based e-mail, and electronic postcards. In 2000, we moved our servers to an outside facility located in Vancouver, British Columbia. This move, we believe, increased the stability of our site and increased the bandwidth by approximately 700 times, thereby improving connection time.

     We intend to further upgrade and expand our technological infrastructure to provide faster and more reliable access and to ensure that the site's hardware and software is scalable to handle much higher usage. The planned upgrades will also provide Members with additional Web page publishing and communication tools to further enhance the community experience. A list of planned enhancements to the functions and features of the Suite101.com site include

     -    E-commerce and privacy tools,

     -    Upgraded electronic postcards,

     -    Upgraded personal HomePages,

     -    Chat room upgrades,

     -    Member-centric psycho-demographic profiles,

     -    PC-to-PC telecommunications, and

     -    SuitePoints (micropayments).

     We believe that continually enhancing site functionality and performance will foster growth and affinity to the community. We believe that a large and loyal membership will make Suite101.com very attractive as a platform for e-commerce.

IMPLEMENT THE E-COMMERCE PROGRAM

     Traditional direct-marketing companies, such as mail-order companies, either develop and market their own products or at least take inventory in the products of others. This gives them a considerable vested interest in selling more of their own products or services. In contrast, we intend to mobilize as many suppliers of products and services relevant to our membership as possible.

     But we do not intend to take inventory in the products and services of our eVendors. Instead, we intend to help these providers deliver appropriate marketing messages to Members who have agreed to participate in a particular promotion. We also intend to help facilitate transactions. In return, we will receive fees from eVendors for helping to connect buyer and seller (which will be shared with the consenting participating Members who have opted to receive the marketing offering) and, if a sale is consummated, a share in the transaction.

     We believe that acting as advocates, or agents, on behalf of our Members will develop a strong sense of trust. By aggressively representing the interests of our Members, we will help them optimize the value they receive from the Suite101.com e-commerce program. Our ability to do this will stem from our ability to build a broad information profile of each Member. By helping Members get as much value as possible for these profiles --while protecting them from abuse --Suite101.com will provide our Members with lower prices and increased privacy.

     We also believe that these profiles will be attractive to eVendors because they will have the opportunity to target a marketing message to consumers who have indicated they are considering a purchase. We intend to provide the following to our Members:

     - A range of eVendors (products and services) that will maximize the value of their profiles to the Members.

     - A set of privacy tools that will prevent eVendors from obtaining information about the Members prior to the moment of completed transactions.

     - A set of profiling tools that will help Suite101.com capture detailed information about the Members.

     By automatically tracking what they do within Suite101.com, Members and we will be able to develop a comprehensive portrait of the Members' interests and browsing patterns. Updates to their psycho-demographic profile and "wish lists" of planned expenditures combined with accurate monitoring of actual purchases, we believe will create a valuable marketing resource. When this psychographic information is combined with transaction records from Members' credit cards, the Members will have created a complete profile of both their online and traditional retail activities or return users to make the site attractive to advertisers.

INFRASTRUCTURE AND OPERATIONS

     We have developed a web application framework that is built on Allaire's Cold fusion Application Server 4.0 for Microsoft windows NT and Microsoft's SQL Server 7.0. The web site is load balanced on multiple Windows NT servers running Microsoft Internet Information Server using F5 BigIP load balancing hardware/software solution. In an event that one of the web servers becomes non-operational, all website traffic will fail over on to a secondary web server. In an event that all web servers become non-operational, system alerts will be sent to operations staff via email and pager. All web servers will restart automatically after a pre-determined length of time.

     Member-generated content is stored on multiple Microsoft SQL Server 7.0 databases that are replicated in real time to a backup SQL server. In an event that one of the database servers becomes non-operational, the backup database server will take over as primary production database server. Our database is backed up to permanent storage on a daily basis and a weekly backup is kept off site for one year.

     Our network servers are co-located at a data center in Vancouver, British Columbia. Site connectivity to the Internet is provided via a dedicated 100Mb/s line provided on a 24-hour per day, seven days per week basis by the data center. Any interruption in the service received from other providers, or any failure of the data center to handle higher volumes of internet users to the Suite101.com site could have a material adverse effect on our business, results of operations and financial condition. We will continue to upgrade and expand our server and networking infrastructure in an effort to improve its fast and reliable access to our community web site. We intend to substantially upgrade and expand our technological infrastructure to provide faster and more reliable access and to ensure that the site's software is scalable to handle much higher usage. The planned upgrade will also provide Members with additional Web page publishing and communication tools to further enhance the community.

EMPLOYEES

     As of May 31, 2000, we had 17 full-time employees, including 12 in operations and development and four in administration. Our future success will depend, in part, on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our relationship with our employees is good.

COMPETITION

     The market for community based e-commerce on the Internet is new and rapidly evolving. Competition is expected to increase significantly in the future. Barriers to entry into the Internet business are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create community on the Internet are content, critical mass, functionality, brand recognition, Member affinity and loyalty, broad demographic focus and open access for visitors. Other companies who are primarily focused on creating Web-based community on the Internet are About.com, Geocities, Inc., iVillage.com, Inc., Tripod, Inc., a subsidiary of Lycos, Inc., Angelfire Communications, Xoom.com, Inc. and theglobe.com. Each of these competitors is significantly larger than us and more well-established and well-known in the Internet industry and with greater capital resources.

     We will likely also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial OSPs, sites maintained by ISPs and other entities that attempt to or establish communities on the Internet by developing their own community or acquiring one of our competitors. In addition, we could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC have recently made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that our competitors and potential competitors will not develop communities that are equal or superior to ours or that achieve greater market acceptance than our community.

     We also compete for visitors and Members with many Internet content providers and ISPs, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as American Online, Inc. ("AOL"), CNET, Inc. ("CNET"), CNN/Time Warner, Inc. ("CNN/Time Warner"), Excite, Inc. ("Excite"), Infoseek Corporation ("Infoseek"), Lycos, Inc. ("Lycos"), Netscape

Communications Corporation ("Netscape"), Microsoft Corporation ("Microsoft"), About.com Inc., and Yahoo! Inc. ("Yahoo!"). We also compete with traditional forms of media, such as newspapers, magazines, radio and television. We believe that the principal competitive factors in attracting strategic partners and other sources of e-commerce business include the amount of traffic on our Web site, name recognition, customer service, the demographics of our Members and viewers, our ability to offer targeted audiences and the overall cost-effectiveness of the e-commerce opportunities we offer. We believe that the number of Internet companies relying on Web-based e-commerce and advertising revenue will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pressures on our revenue sharing percentages which could, in turn, have a material adverse effect on our business, results of operations and financial condition.

     Substantially all of our existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, visitors, Members, distribution partners, eVendors, marketers and third party content providers.

     There can be no assurance that Internet content providers and ISPs, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by ISPs will not be perceived by potential strategic partners, eVendors and marketers as having more desirable Web sites. In addition, many persons with whom we would seek to enter into a strategic relationship have already established collaborative relationships with our competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that we will be able to grow our visitor and Membership base, traffic levels and customer base or retain our current Members, traffic levels or customers, or that competitors will not experience greater growth in traffic than we experience as a result of such relationships which could have the effect of making their Web sites more attractive.

     In addition, for these reasons, our strategic partners may sever or elect not to renew their agreements with us. There can also be no assurance that we will be able to compete successfully in the Internet or that competition will not have a material adverse effect on our business, results of operations and financial condition.

DESCRIPTION OF PROPERTY

     Our executive offices and computer operations are currently located in Vancouver, British Columbia, Canada in approximately 2,150 square feet of office space. The premises are occupied pursuant to a monthly lease with a non-affiliated person providing for an annual rental of $31,400. We consider these premises adequate for our existing operations.

     Our executive offices are located at 1122 Mainland Street, Suite 390, Vancouver, British Columbia V6B 5L1. Our telephone number is 604-682-1400, and our Internet address is www.suite101.com.

LEGAL PROCEEDINGS

     No legal proceedings are pending against us other than ordinary litigation incidental to our business, the outcome of which we believe will not have a material adverse effect on us.

                                                    MANAGEMENT


                  Our Directors and Executive Officers and their ages are as follows:

                  NAME                      AGE                            EMPLOYMENT HISTORY
  ------------------------------------------------------------------------------------------------------------------
    Peter L. Bradshaw                    66           Mr. Bradshaw, a co-founder of i5ive, has been the Chairman of the Board, chief executive officer and a Director of
                                                      i5ive since April 1996 and of our company since December
                                                      10, 1998.  From April 1993 to April 1996, he was a
                                                      Director of Mobile Data Solutions, Inc. ("MDSI"),
                                                      including Chairman of the Board from April 1993 to
                                                      December 1995.  MDSI develops and markets computer aided
                                                      mobile (wireless) resource management software.  Its
                                                      shares of common stock are traded on the Nasdaq SmallCap
                                                      Market.

                                                      From May 1998 to August 1998, he was Chief Executive Officer
                                                      and from July 1997 to the present, he has been Chairman of the Board of eDispatch.com Wireless Data, Inc (formerly
                                                      InStep Mobile Communications, Inc.) ("eDispatch.com"), which also develops and markets computer aided mobile (wireless)
                                                      resource management software. Commencing in September 1996 through January 1998, he was Director of Unitec
                                                      International Controls Corp.

                                                      Commencing in 1992 through December 1995, he was Chairman
                                                      of the Board and Chief Executive Officer of TeleSoft
                                                      Mobile Data, Inc., a venture capital firm investing in
                                                      enterprises utilizing wireless data protocol.  Mr.
                                                      Bradshaw has a B.Com. Degree in Commerce and a major in
                                                      History from the University of British Columbia. Mr.
                                                      Bradshaw is the father of Julie M. Bradshaw.

    Cara Williams                         37          Ms. Williams has been employed as Vice President, Finance
                                                      and principal accounting and financial officer of our
                                                      company since April 2000.  She is a Chartered Accountant.
                                                      She was employed by PricewaterhouseCoopers LLP from
                                                      October 1997 to March 2000 and by Ellis Foster, Chartered
                                                      Accountants, from February 1993 to September 1997.  She
                                                      received a BBA degree  with a major in accounting from
                                                      Simon Fraser University in 1987.

                  NAME                      AGE                            EMPLOYMENT HISTORY
  ------------------------------------------------------------------------------------------------------------------
    Julie M. Bradshaw                      37         Ms. Bradshaw, a co-founder of i5ive, has been a Director
                                                      of i5ive since April 1996 and a Director of our company
                                                      since December 10, 1998.  Prior to April 1996, she
                                                      attended the University of Paris, Sorbonne and the
                                                      University of British Columbia.  In 1992, Ms. Bradshaw
                                                      earned her BA degree from the University of British
                                                      Columbia with a major in French Literature. Ms. Bradshaw
                                                      is the daughter of Peter L. Bradshaw.

    Mitchell G. Blumberg                   56         Mr. Blumberg was elected a Director of our company in
                                                      February 1999.  He has been, since June 1994, engaged as a film producer and talent manager in Los Angeles,
                                                      California initially with Blumberg Productions and
                                                      currently with Blumberg Productions and Management.  Prior to June 1994, he was an Executive Vice President of RKO
                                                      Pictures, Inc.  Mr. Blumberg is also a Director of
                                                      eDispatch.com. Mr. Blumberg holds undergraduate and law
                                                      degrees from the University of Pennsylvania, and an MBA
                                                      from Harvard University.

    Alfred J. Puchala, Jr.                 39         Mr. Puchala was elected a Director of our company in April
                                                      1999.  Mr. Puchala is a Managing Partner of Signal Equity
                                                      Partners, LLC and a Principal of New York-based Signal
                                                      Capital Partners, LP, positions he has held since April
                                                      1996 and June 1998, respectively.  From April 1989 to
                                                      April 1996, he was employed by Lazard Freres & Co. LLC,
                                                      most recently as a Vice President.  Mr. Puchala has a BA
                                                      degree from Yale University, a JD degree from Georgetown
                                                      University and a M. Econ. degree from New York University.

     Each of Mr. Bradshaw, Ms. Bradshaw, Mr. Blumberg and Mr. Puchala will serve as Directors until our annual meeting of stockholders in 2000 and the election and qualification of his or her successor.

                       EXECUTIVE AND DIRECTOR COMPENSATION

     During the year ended December 31, 1999, none of our officers or Directors received compensation for serving in that capacity. Mr. Peter L. Bradshaw is currently receiving compensation at the rate of (US) $80,000 per annum.

     Our Directors do not receive any cash compensation for serving in that capacity; however, they are reimbursed for their out-of-pocket expenses in attending meetings. Pursuant to the terms of our 1998 Stock Incentive Plan, each non-employee Director automatically receives an option grant for 50,000 shares on the date such person joins the Board. In addition, on the date of each annual stockholder meeting, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares. Each such option has a term of five years, subject to earlier termination following such persons cessation of Board service, and is subject to certain vesting provisions.

     From time to time, we use consultants to assist us, and we plan to compensate them by the issuance of options to them.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1996, i5ive issued an aggregate of 100 Class A common shares to Northfield Capital Corporation and 284085 BC Ltd. for an aggregate purchase price of $73.

     From its inception in April 1996 through June 30, 1998 Northfield Capital Corporation and 284085 BC Ltd. advanced to i5ive the sums of $270,156 and $197,098 used for general corporate purposes and working capital. Such amounts accrued interest at the rate of 6.5% per annum. At the closing of the sale of the i5ive shares to Suite101.com, Northfield Capital Corporation and 284085 BC Ltd. converted these advances and accrued interest into an aggregate of 414,975 and 302,753 shares, respectively, of i5ive. Such shares of i5ive were exchanged for 1,969,057 and 1,436,565 shares, respectively, of our Common Stock or an effective purchase price, based on the amounts advanced by such persons through June 30, 1998, of approximately $0.14 per share of our Common Stock.

     Subsequent to June 30, 1998, Northfield Capital Corporation and 284085 BC Ltd. advanced or incurred additional liabilities on behalf of i5ive aggregating $92,721 through November 30, 1998. Such amounts were repaid out of the proceeds of a private sale of our securities completed in April, 1999.

                        PRINCIPAL AND OTHER STOCKHOLDERS

Set forth below is information concerning the Common Stock ownership of all persons known by us to own beneficially 5% or more of our Common Stock, and the Common Stock ownership of each of our Directors and all Directors and officers as a group, as of May 10, 2000. As of May 10, 2000, we had 13,155,046 shares of Common Stock outstanding.


Name and Address of Beneficial Owner (1)         Number of Shares Beneficially      Percentage of Outstanding Common
                                                            Owned(2)                             Stock
----------------------------------------------------------------------------------------------------------------------
Peter L. Bradshaw                                         1,456,565(3)(5)                        11.06%

Julie M Bradshaw                                            825,071(6)                            6.26%

Mitchell G. Blumberg                                         85,000(4)                            0.64%
833 Moraga Drive - #12
Los Angeles, CA 90049

Alfred J. Puchala, Jr                                       135,000(5)                            1.02%
Signal Partners, LLC
10 East 53rd Street
New York, NY 10022

Northfield Capital Corporation                            2,007,136                              15.26%
350 Bay Street, Suite 1100
Toronto, Ontario, Canada M5H 2S6

284085 B.C. Ltd.
1122 Mainland Street - suite 390
Vancouver, BC, Canada V6B 5L1                             1,456,565                              11.06%

All officers and directors as a group
   (4 persons)                                            2,501,636                              18.75%

--------------------------------

(1)  Unless otherwise indicated, the address of such person is c/o the Company.
(2) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days following May 10, 2000.
(3) Shares held by 284085 B.C. Ltd. of which Mr. Bradshaw is an officer, Director and principal shareholder.

(4)  Includes 75,000 shares issuable on exercise of an option.
(5)  Includes 20,000 shares issuable on exercise of an option.
(6)  Includes 17,500 shares issuable on exercise of an option.

                             SELLING SECURITYHOLDERS

     The following table sets forth the aggregate numbers of securities beneficially owned by each Selling Securityholder as of April 30, 2000 and the aggregate number of securities registered hereby that each Selling Securityholder may offer and sell pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of the securities at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Securityholder may retain upon the completion of the Offering. The shares of Common Stock have been included in this Prospectus pursuant to contractual rights granted to the Selling Securityholders to have their shares of Common Stock registered under the Securities Act.

             NAME OF SELLING SECURITYHOLDER                      COMMON STOCK             TOTAL NUMBER OF SHARES
                                                              BENEFICIALLY OWNED             OF COMMON STOCK
                                                            PRIOR TO THIS OFFERING         OFFERED FOR SELLING
                                                                                         SECURITYHOLDERS' ACCOUNT
--------------------------------------------------------------------------------------------------------------------
Asset Management Holding Co.                                         35,000(1)                      35,000

Brimstone Limited                                                   250,000(1)                     250,000

Mezzacappa Berens, L.P.                                              20,000(1)                      20,000

SM Investors, L.P.                                                   70,000(1)                      70,000

Whitmill Nominees Limited                                           250,000(1)                     250,000

Brant Investments Limited                                           436,034                        436,034

Falconberg Corporation                                              436,034                        436,034

Boston Financial Partners, Inc.                                      75,440(2)                      75,440

Grosvenor Capital Ltd.                                               14,000(2)                      14,000

Peter Legault                                                         3,000(2)                       3,000

Don Ross                                                             12,000(2)                      12,000

KPMG, LLP                                                            25,000(3)                      25,000

---------------------------------

     (1) Includes shares of common stock issuable on exercise of warrants expiring July 15, 2002 exercisable at $5.00 per share.

(2) Includes shares of common stock issuable on exercise of warrants expiring February 28, 2002 exercisable at $5.50 per share.

(3) Includes shares of common stock issuable on exercise of warrants expiring February 17, 2002 exercisable at $4.96 per share.


                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell or distribute some or all of the Common Stock from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on the OTC Bulletin Board(R) or in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

     The Selling Securityholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the Selling Securityholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Selling Securityholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Selling Securityholders' Securities.

     Under applicable rules and regulations currently in effect under the Exchange Act, any person engaged in a distribution of any of the shares of Common Stock may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders. All of the foregoing may affect the marketability of the Common Stock.

     We will pay substantially all of the expenses incident to this offering of the Securities to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Securityholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     -    GENERAL

     Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 41,000,000 consisting of 1,000,000 shares of preferred stock, par value $0.01 per share, and 40,000,000 shares of common stock, par value $0.001 per share.

     -    PREFERRED STOCK

     Up to 1,000,000 shares of preferred stock, par value $0.01 per share, may be issued from time to time in one or more series. Our Board of Directors, without further approval of the stockholders, is authorized to to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our Common Stock and, under certain circumstances, be used as a means of discouraging , delaying or preventing a change in control of our company. As of May 10, 2000, we had no shares of preferred stock outstanding.

     -    COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series ("Preferred Stock Designation"), the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights.

                                  LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by William S. Clarke, P.A., Princeton, New Jersey.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our consolidated balance sheets as of December 31, 1999 and December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1999, appearing elsewhere in this Prospectus, have been included herein in reliance on the report of N.I. Cameron Inc., chartered accountants, given on the authority of said firm as experts in accounting and auditing.

                                SUITE101.COM INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                     DECEMBER 31, 1999 AND DECEMBER 31, 1998



INDEPENDENT AUDITORS' REPORT                                                                                 F-2

FINANCIAL STATEMENTS

December 31, 1999 and 1998 (Audited)

         Consolidated Balance Sheets                                                                         F-3

         Consolidated Statements of Operations                                                               F-4

         Consolidated Statements of Changes in
               Stockholders' Equity (Deficit)                                                                F-5

         Consolidated Statement of Cash Flows                                                                F-6

         Notes to Consolidated Financial Statements                                                  F-7 to F-14

March 31, 2000  and March 31, 1999 (Unaudited)

         Independent Accountants' Review Report                                                             F-15

         Consolidated Balance Sheets at March 31, 2000 and
               March 31, 1999                                                                               F-16

         Consolidated Statements of Operations For the Three
               Month Periods Ended March 31, 2000 and
               March 31, 1999                                                                               F-17

         Consolidated Statements of Cash Flows For the Three
               Month Periods Ended March 31, 2000 and
               March 31, 1999                                                                               F-18

         Notes to Consolidated Financial Statements                                                 F-19 to F-29


                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
Suite101.com Inc.


We have audited the accompanying consolidated balance sheets of Suite101.com Inc. as of December 31, 1999 and December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the two years then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and December 31, 1998, and the results of their operations and their cash flows for the two years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced accumulated losses and has had no material revenue producing operations to date. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital or to merge with a revenue producing venture partner. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





VANCOUVER, B.C.                                            CHARTERED ACCOUNTANTS
March 14, 2000

                                SUITE101.COM INC.
                           CONSOLIDATED BALANCE SHEET
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998


                                                           ASSETS
                                                                                                     1999               1998
                                                                                       --------------------------------------
CURRENT ASSETS
     Cash                                                                                     $ 2,847,438          $  10,544
     Accounts receivable                                                                           27,241              5,129
     Income taxes recoverable                                                                           -              1,020
     Prepaid expenses                                                                              38,664                  -
                                                                                       --------------------------------------
                                                                                                2,913,343             16,693
                                                                                       --------------------------------------

PROPERTY, PLANT AND EQUIPMENT, at cost (Note 3)
     Computer equipment                                                                           173,004             47,159
     Furniture and fixtures                                                                        12,774                688
     Leasehold improvements                                                                        11,845             16,495
                                                                                       --------------------------------------
                                                                                                  197,623             64,342
     Less:  accumulated amortization                                                               51,907             29,222
                                                                                       --------------------------------------
                                                                                                  145,716             35,120
                                                                                       --------------------------------------

TOTAL ASSETS                                                                                  $ 3,059,059          $  51,813
                                                                                       ======================================

                                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
     Accounts payable                                                                           $  88,688          $ 126,338

DUE TO STOCKHOLDERS                                                                                     -            193,691
DUE TO AFFILITATED COMPANIES                                                                            -             42,623
                                                                                       --------------------------------------
TOTAL LIABILITIES                                                                                  88,688            362,652
                                                                                       --------------------------------------

CAPITAL STOCK (Notes 5, 6 and 10)
      Authorized:
         40,000,000 common shares with a par value of $0.001 each
      Issued:
         12,061,837 common shares                                                                  12,062             10,062
DEFERRED COMPENSATION                                                                             (99,792)                 -
ADDITIONAL PAID-IN CAPITAL                                                                      5,354,504            386,261
DEFICIT                                                                                        (2,305,760)          (757,331)
EQUITY ADJUSTMENT FROM FOREIGN
     CURRENCY TRANSLATION                                                                           9,357             50,169
                                                                                       --------------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                            2,970,371           (310,839)
                                                                                       --------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                          $ 3,059,059          $  51,813
                                                                                       ======================================

COMMITMENTS AND SUBSEQUENT EVENTS (NOTE 10)


        The accompanying notes are an integral part of these consolidated financial statements.

                                SUITE101.COM INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998



                                                                           1999               1998
                                                             --------------------------------------
SALES                                                             $       1,925        $    18,769
                                                             --------------------------------------

OPERATING EXPENSES
     General and administrative                                       1,443,790            396,057
     Marketing                                                          244,060                  -
                                                             --------------------------------------
                                                                      1,687,850            396,057
                                                             --------------------------------------
LOSS FROM OPERATIONS                                                 (1,685,925)          (377,288)
                                                             --------------------------------------

OTHER INCOME (EXPENSES)
     Other income, net                                                  145,626              3,521
     Loss on disposal of leasehold improvements                          (8,130)                 -
                                                             --------------------------------------
                                                                        137,496              3,521
                                                             --------------------------------------
NET LOSS                                                          $  (1,548,429)       $  (373,767)
                                                             ======================================

INCOME (LOSS) PER SHARE
     Basic and Diluted                                            $       (0.13)       $     (0.10)
                                                             ======================================

     Average common shares outstanding                               11,502,387          3,825,020
                                                             ======================================





        The accompanying notes are an integral part of these consolidated financial statements.

                                SUITE101.COM INC.
            CONSOLIDATED OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
           FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998


                                                                                           Equity
                                                                                         Adjustment
                                                                                            From                         Total
                                                            Additional                     Foreign                   Stockholders'
                                        Common Stock         Paid-in       Deferred       Currency     Accumulated       Equity
                                     Shares       Amount     Capital     Compensation    Translation     Deficit       (Deficit)
                                   -------------------------------------------------------------------------------------------------
Balances, January 1, 1998                  100    $     73  $        -    $        -       $ 13,347   $  (383,564)     $ (370,144)

Capitalization of stockholder
     loans (Note 5)                    717,703     468,078           -             -              -             -         468,078

Adjustment of shares to reflect
     capital  stock as of date
     reverse takeover                5,937,863    (461,495)    461,495             -              -             -               -

Issuance of shares to effect
      reverse takeover (Note2)       3,405,622       3,406           -             -              -             -           3,406

Cost of reverse takeover (Note 2)            -           -     (75,234)             -             -             -         (75,234)

Net loss for the year ended
     December 31, 1998                       -           -           -             -              -      (373,767)       (373,767)

Translation adjustments for
     the year ended
     December 31, 1998                       -           -           -             -         36,822             -          36,822

                                   -----------------------------------------------------------------------------------------------
Balances, December 31, 1998         10,061,288      10,062     386,261             -         50,169      (757,331)       (310,839)

Private placement                    2,000,000       2,000   4,834,250             -              -             -       4,836,250

Stock options exercised                    549           -         823             -              -             -             823

Stock options issued to
     non-employees                           -           -     133,170      (133,170)             -             -               -

Stock compensation vested                    -           -           -        33,378              -             -          33,378

Net loss for the year ended
     December 31, 1999                       -           -           -             -              -    (1,548,429)     (1,548,429)

Translation adjustments for
     the year ended
     December 31, 1999                       -           -           -             -        (40,812)            -         (40,812)
                                   -----------------------------------------------------------------------------------------------

Balances, December 31, 1999         12,061,837    $ 12,062  $5,354,504    $ (99,792)       $  9,357   $(2,305,760)    $ 2,970,371
                                   ===============================================================================================



        The accompanying notes are an integral part of these consolidated financial statements.

                                SUITE101.COM INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998


                                                                                                            1999              1998
                                                                                               ------------------------------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACITIVITIES
     Net loss                                                                                      $ (1,548,429)        $ (373,767)
     Adjustment to reconcile net loss to net cash used in operating activities
         Loss on disposition of leasehold improvements                                                     8,130                 -
         Amortization                                                                                     29,352                 -
         Stock-based compensation                                                                         33,378            13,392
                                                                                               ------------------------------------
                                                                                                      (1,477,569)         (360,375)
     Changes in operating assets and liabilities
         Accounts receivable                                                                             (21,307)            1,602
         Prepaid expenses and deposits                                                                   (38,394)                -
         Accounts payable and accrued expenses                                                           (40,752)          113,611
         Income taxes                                                                                      1,020            (1,020)
                                                                                               ------------------------------------
     Net cash used in operating activities                                                            (1,577,002)         (246,182)
                                                                                               ------------------------------------
CASH FLOWS USED IN INVESTING ACTIVITIES
     Purchase of capital assets                                                                         (143,495)           (7,763)
                                                                                               ------------------------------------
     Net cash used in operating activities                                                              (143,495)           (7,763)
                                                                                               ------------------------------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
     Advances from (to) stockholders                                                                    (198,664)         (124,408)
     Advances from (to) affiliated companies                                                             (43,091)          (23,523)
     Shares issued to effect reverse takeover                                                                  -             3,406
     Cost of reverse takeover                                                                                  -           (75,234)
     Proceeds from issuance of common stock                                                            4,837,073           468,078
                                                                                               ------------------------------------
     Net cash provided by financing activities                                                         4,595,318           248,319
                                                                                               ------------------------------------
EFFECT OF EXCHANGE RATES ON CASH                                                                         (37,927)           17,748
                                                                                               ------------------------------------
NET INCREASE IN CASH                                                                                   2,836,894            12,122

CASH (DEFICIENCY) AT BEGINNING OF YEAR                                                                    10,544            (1,578)
                                                                                               ------------------------------------
CASH AT END OF YEAR                                                                                $   2,847,438        $   10,544
                                                                                               ====================================



        The accompanying notes are an integral part of these consolidated financial statements.

                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998



1.       THE COMPANY

         Suite101.com Inc. (formerly known as Kinetic Ventures Ltd. (the "Company")) was incorporated in the State of California, United States on May 20, 1991, and reincorporated in the State of Delaware, United States on December 31, 1993. By way of a reverse takeover on December 8, 1998 (see Note 2) the Company acquired a wholly-owned subsidiary i5ive communications inc. ("i5ive"). i5ive is engaged in the creation, operation and maintenance of a World Wide Web based community.

         GOING CONCERN

         The accompanying consolidated financial statements have been presented assuming the Company will continue as a going concern. At December 31, 1999, the Company had accumulated $2,305,760 in losses and had no material revenue producing operations. At the date of this report, the Company's ability to continue as a going concern is dependent upon its ability to raise additional capital or merge with a revenue producing venture partner. These matters raises doubt about the Company's ability to continue as a going concern. No adjustments have been made in the accompanying consolidated financial statements to provide for this uncertainty.

         BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Endovascular, Inc., a California corporation and i5ive communications inc., a Canadian company. All intercompany accounts and transactions have been eliminated in consolidation. As at December 31, 1999, there were no operations in Endovascular, Inc.


2.       BUSINESS ACQUISITION BY WAY OF REVERSE TAKEOVER

         By an agreement which was completed on December 8, 1998, the Company acquired all the issued and outstanding shares of i5ive for consideration by the issuance of 3,405,622 common shares of the Company. The issuance of these shares and the concurrent transfer of 2,500,000 previously-issued shares to the former stockholders of i5ive resulted in control of these companies being acquired by the former stockholders of i5ive. In addition, the entire Board of Directors of the Company is comprised of directors of i5ive. The business combination is accounted for as a reverse takeover whereby the consolidated financial statements are issued under the name of the Company but described in the notes and elsewhere as a continuation of i5ive and not the Company. The legal capital structure remains that of the Company but the stockholders' deficit of i5ive has replaced the stockholders' deficit of the Company.

                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998



2.       BUSINESS ACQUISITION BY WAY OF REVERSE TAKEOVER (CONTINUED)

         The cost of the purchase has been based on the par value of the issued shares of the legal parent. The cost of the purchase has been allocated to the assets and liabilities of the legal parent as follows:


                  Cost of purchase                            $    3,406
                  Less: Assets                                    (1,114)
                  Add:  Liabilities                               72,942
                                                              ----------

                  Unallocated purchase price                  $   75,234
                                                              ==========


         The unallocated purchase price has been treated for accounting purposes as a reduction of additional paid-in capital and not to goodwill as the nature of the transaction was for i5ive to obtain a listing on the OTC Bulletin Board by way of reverse takeover. The cost is associated with publicly listing shares and not with any business associated with the Company.


3.       SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment by management.

         The consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

         (a)      PROPERTY, PLANT AND EQUIPMENT

                  Property, plant and equipment are capitalized at original cost and amortized over their estimated useful lives at the following annual bases and rates:


                           Computer equipment            30% declining balance
                           Furniture and fixtures        20% declining balance
                           Leasehold improvements        20% straight-line


                  One-half the normal amortization is taken in the year of acquisition.

                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998



3.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (b)      RESEARCH AND DEVELOPMENT

                  Research and development costs are expensed as incurred.

         (c)      FOREIGN EXCHANGE

                  Unless otherwise stated, all amounts are in United States dollars. The functional currency of i5ive is the Canadian dollar. Hence, all asset and liability accounts have been translated using the exchange rate as at December 31, 1999 and December 31, 1998 and all revenues and expenses have been translated using the average exchange rate for each period. The rates used were as follows:


                  (equivalent CDN $ per U.S.$)          1999             1998
                                                        ---------------------
                  December 31 rate                      .6929           .6522

                  Average rate for the year             .6731           .6743


         (d)      INCOME TAXES

                  The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

                  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         (e)      STOCK OPTIONS

                  Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998



3.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (f)      NET LOSS PER COMMON SHARE

                  The Company computes its loss per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "EARNINGS PER SHARE" ("EPS") issued in February, 1997. SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of the income statement for entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities.


4.       RELATED PARTY TRANSACTIONS

         The Company has incurred salaries and consulting fees of $128,174 (1998
         - $28,319) to three directors of the Company.


5.       CAPITAL STOCK

         (a) In December, 1998, i5ive issued 717,703 common shares to eliminate debt to stockholders of $468,078.

         (b) In December, 1998, 3,405,622 shares were issued for the purchase of i5ive (see Note 2).

         (c) In April, 1999, the Company completed a private placement of 1,000,000 units for $5,000,000. Each unit was comprised of two common shares and one warrant entitling the holder to purchase an additional common share for $4.50 on or before February 29, 2000. The Company incurred $163,750 in expenses concerning this share issuance and issued 15,000 warrants entitling the holder to purchase an additional common share for $5.50 on or before February 29, 2002.

                  Subsequent to December 31, 1999, all 1,000,000 warrants were exercised to net the Company $4,500,000.

         (d) During the year ended December 31, 1999, the Company issued 549 common shares for total proceeds of $823 upon exercise of stock options (See Note 6).

                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998


6.       STOCK OPTIONS

         THE COMPANY'S 1998 STOCK INCENTIVE PLAN

         In December, 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). The Plan was adopted by the Board of Directors of the Company and was subject to approval by the stockholders of the Company within twelve months of the date the Board of Directors adopted the Plan. This approval came at the Company's annual general meeting. Under the Plan, 1,200,000 shares of common stock have been reserved for issuance on exercise of options granted under the Plan.

         On the date of the closing of the transaction with i5ive, outstanding options granted under i5ive's 1998 Stock Incentive Plan were assumed by the Company under the Plan and no further option grants will be made under i5ive's Plan. The assumed options have substantially the same terms, subject to anti-dilution adjustment, as will be in effect for grants made under the Company's Plan.

         The Board of Directors of the Company may amend or modify the Plan at any time, subject to any required stockholder approval. The Plan will terminate on the earliest of (i) 10 years after the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

         The following is a table of stock options under the Plan as at December 31, 1999:


                                                                                                                        Balance
           Option        Expiry         Vesting          Balance        Granted                        Balance        Exercisable
          Exercise        Date           Date         December 31,      During     Exercised (E)    December 31,     December 31,
           Price       (mm/dd/yy)     (mm/dd/yy)          1998         the Year    Cancelled (C)        1999             1999
        ---------------------------------------------------------------------------------------------------------------------------
        1.50          12/04/03      12/04/99                 278,207            -         549 (E)          245,879          245,879
                                                                                -      31,779 (C)                -                -
        1.50          12/04/03      12/04/00                  54,903            -      16,735 (C)           38,168                -
        3.34          02/23/04      (1/3) 02/23/00                 -       50,000               -           50,000                -
                                    (1/3) 02/23/01
                                    (1/3) 02/23/02
        6.38          04/27/04      (1/3) 04/27/00                 -       50,000               -           50,000                -
                                    (1/3) 04/27/01
                                    (1/3) 04/27/02
        4.13          06/11/04      06/11/00                       -       10,000               -           10,000                -
        1.50          10/25/05      (1/2) 10/25/00                 -      100,000               -          100,000                -
                                    (1/2) 10/25/01
        1.50          11/13/04      11/13/99                       -      137,900               -          137,900          137,900
        1.50          11/13/04      11/13/00                       -      762,850               -          762,850                -


                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998


6.      STOCK OPTIONS

        THE COMPANY'S 1998 STOCK INCENTIVE PLAN (CONTINUED)

        In addition, the Company issued the following options after December 31, 1999:


           Number                       Expiry           Vesting
             of         Exercise         Date             Date
          Options        Price        (mm/dd/yy)       (mm/dd/yy)
        ------------------------------------------------------------
        70,000        3.53          01/31/05                01/31/01
        4,000         3.53          01/31/02          (1/2) 01/31/00
                                                      (1/2) 01/31/01
        50,000        3.56          01/06/05                01/06/01
        100,000       7.00          02/15/05                02/15/01


         As the number of options issued exceeds the 1,200,000 approved by the stockholders under the Plan, the additional options are conditioned upon the amendment receiving stockholders' approval.

         The above options are granted for services provided to the Company. Of the above options, the 100,000 granted on October 25, 1999 are to non-employees and the fair value of $99,750 has been reflected on the financial statements as required by SFAS 123. This fair value was determined using the Black-Scholes model with the following assumptions used: risk-free rate was 5%, expected volatility of 272%, an expected option life of 5 years and no expected dividends.

         The remaining options issued were to officers, directors and employees. As the options were granted at exercise prices based on the market price of the Company's shares at the dates of the grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and net income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis. The fair value of the employees' purchase rights under SFAS 123 was estimated using the Black-Scholes model with the following assumptions used for options: risk-free rate was 5.0%, expected volatility of 272% for the $1.50 options and 50% for others, an expected option life of 5 years and no expected dividends.

         If compensation expense had been determined pursuant to SFAS 123, the Company's net loss and net loss per share for the year ended December 31, 1999 would have been as follows:


                  Net loss
                           As reported                      $ (1,548,429)
                           Pro forma                        $ (1,855,497)
                  Basic net loss per share
                           As reported                      $ (0.13)
                           Pro forma                        $ (0.16)


                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998




7.       INCOME TAXES

         At December 31, 1999, there were deferred income tax assets resulting primarily from operating loss carryforwards for Canadian tax purposes totaling approximately $800,000 less a valuation allowance of $800,000. The valuation allowance on deferred tax assets increased by $500,000 and $135,300 during 1999 and 1998, respectively.

         At December 31, 1998, the Company had net operating loss carryfowards for Canadian tax purposes of approximately $1,650,000. These carryforwards begin to expire in 2003.

         At December 31, 1999, there were deferred income tax assets resulting from operating loss carryforwards for U.S. income tax purposes totaling approximately $215,000 less a valuation allowance of $215,000. The valuation allowance on deferred tax assets increased by $215,000 during 1999. The Company has approximately $500,000 available in operating loss carryfowards, which may be carried forward and applied against U.S. operating income. During the year ended December 31, 1998, the Company's previous U.S. loss carryfowards were eliminated due to a change in control of the Company and the change in the Company's operations.


8.       EARNINGS PER SHARES (EPS)

         Earnings per share for the years ended December 31, were computed as follows:


                                                                                    1999              1998
                                                                           -------------------------------
                  Net loss                                                 $  (1,548,429)      $  (373,767)
                  Weighted average common shares outstanding                  11,507,387         3,825,020
                                                                           -------------------------------

                  Basic and diluted EPS                                    $       (0.13)      $     (0.10)
                                                                           ================================


9.       FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments consist of cash, accounts receivable and accounts payable. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values.

                                SUITE101.COM INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1999 AND DECEMBER 31, 1998



10.      COMMITMENTS AND SUBSEQUENT EVENTS

         (a) On March 23, 1999, the Company entered into a twelve-month agreement with a consultant which provided for fees of $5,000 per month. In addition, the consultant was issued a one-year warrant to purchase 50,000 shares of common stock at a price of $3.06 per share. This warrant has been valued at $33,420 using the Black-Scholes model as described earlier and is reflected as compensation on these financial statements. Subsequent to December 31, 1999, this agreement was amended to increase the fees to $20,900 for the six-month period beginning August 23, 1999, extend the period of services by six-months, and to issue a warrant to purchase 25,440 shares of common stock of the Company at a price of $5.50 per shares expiring February 28, 2002.

         (b) Subsequent to December 31, 1999, the Company entered into a one-year agreement with a consultant. The consultant was issued a warrant to purchase 14,000 shares of common stock of the Company at a price of $5.50 per share, expiring on January 15, 2001.

         (c) The Company has entered into a consulting agreement with a director, which provides for monthly payments of $5,000 until June 30, 2000.

         (d) Subsequent to December 31, 1999, the Company completed a private placement of 250 units. Each unit consists of a $10,000, 8% note payable due June 30, 2000 and 10 warrants (totaling 2,500). Each warrant entitles the holder to purchase one common share at a price of $5.00 up to July 15, 2002. In the event that at any time prior to July 15, 2002 (a) the shares of common stock issuable on exercise of the warrants have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (b) the average of the closing bid and asked prices for the Company's common stock as quoted on the OTC Bulletin Board (or such other automated trading system or national securities exchange as is the principal market for the Company's common stock) exceeds (U.S.) $9.00 per share for a period of ten (10) business days, then the warrants will expire at 5;00 PM, New York City time, on a date sixty (60) days thereafter.

11.      COMPREHENSIVE INCOME (LOSS)


                                                                                     1999              1998
                                                                            -------------------------------
         Net loss as reported                                               $ (1,548,429)      $  (373,767)
         Add (deduct)
              Foreign currency translation adjustments                           (40,812)            36,822
                                                                            -------------------------------
         Comprehensive Income (Loss)                                        $ (1,589,241)      $  (336,945)
                                                                            ===============================
         Accumulated other comprehensive income
              Foreign currency translation adjustments
                  Balance at beginning of year                              $     50,169       $    13,347
                  Change during the year                                         (40,812)           36,822
                                                                            ------------------------------
                  Balance at end of year                                    $      9,357       $    50,169
                                                                            ==============================


                         INDEPENDENT ACCOUNTANTS' REPORT




TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
SUITE101.COM, INC.
VANCOUVER, B.C., CANADA


We have reviewed the accompanying consolidated balance sheet of SUITE101.COM, INC. and subsidiaries as of March 31, 2000 and the related consolidated statements of operations and cash flows for the three-month period then ended. These financial statements are the responsibility of the Corporation's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.






                                                 /s/  N.I. Cameron Inc.


VANCOUVER, B.C.                                  CHARTERED ACCOUNTANTS
May 9, 2000

                               SUITE101.COM, INC.
                           CONSOLIDATED BALANCE SHEET
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)


                                     ASSETS
                                                                                                 (EXPRESSED IN U.S. DOLLARS)
                                                                                                MARCH 31,          MARCH 31,
                                                                                                     2000               1999
                                                                                   ------------------------------------------
                                                                                                                    (NOTE 1)
CURRENT ASSETS
     Cash                                                                                     $ 9,321,525        $ 2,514,556
     Accounts receivable                                                                          233,260              3,784
     Income taxes recoverable                                                                           -              1,020
     Prepaid expenses                                                                              74,916             12,500
                                                                                   ------------------------------------------
                                                                                                9,629,701          2,531,860
                                                                                   ------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, at cost (Note 4)
     Computer equipment                                                                           184,096             51,099
     Furniture and fixtures                                                                        13,655                700
     Leasehold improvements                                                                        11,795             16,764
                                                                                   ------------------------------------------
                                                                                                  209,546             68,563
     Less:  accumulated amortization                                                               62,551             32,662
                                                                                   ------------------------------------------
                                                                                                  146,995             35,901
                                                                                   ------------------------------------------

TOTAL ASSETS                                                                                  $ 9,776,696        $ 2,567,761
                                                                                   ==========================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Notes payable (Note 10)                                                                  $ 2,500,000        $         -
     Accounts payable                                                                             154,913            119,896
                                                                                   ------------------------------------------
                                                                                                2,654,913            119,896
DUE TO STOCKHOLDERS                                                                                     -            449,970
DUE TO AFFILIATED COMPANIES                                                                             -             23,591
                                                                                   ------------------------------------------
TOTAL LIABILITIES                                                                               2,654,913            593,457
                                                                                   ------------------------------------------

CAPITAL STOCK (Notes 6, 7 and 11)
     Authorized:
         40,000,000 common shares with a par value of $0.001 each 1,000,000 preferred shares with a par value of $0.01 each
     Issued:
         13,146,233 common shares                                                                  13,147             10,062
CAPITAL STOCK SUBSCRIBED                                                                                -              1,000
DEFERRED COMPENSATION                                                                            (362,322)                 -
ADDITIONAL PAID-IN CAPITAL                                                                     10,549,032          2,885,260
DEFICIT                                                                                        (3,091,656)          (968,640)
EQUITY ADJUSTMENT FROM FOREIGN
     CURRENCY TRANSLATION (Note 12)                                                                13,582             46,622
                                                                                   ------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                      7,121,783          1,974,304
                                                                                   ------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $ 9,776,696        $ 2,567,761
                                                                                   ==========================================

COMMITMENTS AND SUBSEQUENT EVENTS (Note 11)


        The accompanying notes are an integral part of these consolidated financial statements.

                               SUITE101.COM, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)



                                                                                                 (EXPRESSED IN U.S. DOLLARS)
                                                                                                MARCH 31,          MARCH 31,
                                                                                                     2000               1999
                                                                                       --------------------------------------
                                                                                                                    (NOTE 1)
SALES                                                                                          $      413        $       416
                                                                                       --------------------------------------
OPERATING EXPENSES
     General and administrative                                                                   645,831            212,051
     Marketing                                                                                    219,216                  -
                                                                                       --------------------------------------
                                                                                                  865,047            212,051
                                                                                       --------------------------------------
LOSS FROM OPERATIONS                                                                             (864,634)          (211,635)
                                                                                       --------------------------------------
OTHER INCOME (EXPENSES)
     Other income, net                                                                             78,738                326
                                                                                       --------------------------------------
NET LOSS                                                                                       $ (785,896)       $  (211,309)
                                                                                       ======================================

INCOME (LOSS) PER SHARE
     Basic and Diluted                                                                         $    (0.06)       $     (0.02)
                                                                                       ======================================

     Average common shares outstanding                                                         12,510,684         10,061,288
                                                                                       ======================================



        The accompanying notes are an integral part of these consolidated financial statements.

                               SUITE101.COM, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
       FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)


                                                                                                       (EXPRESSED IN U.S. DOLLARS)
                                                                                                    MARCH 31,            MARCH 31,
                                                                                                         2000                 1999
                                                                                            ---------------------------------------
                                                                                                                          (NOTE 1)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACITIVITIES
     Net loss                                                                                    $   (785,896)        $   (211,309)
     Adjustment to reconcile net loss to net cash used in operating activities
         Stock-based compensation                                                                     228,489                    -
         Amortization                                                                                  10,832                2,958
                                                                                            ---------------------------------------
                                                                                                     (546,575)            (208,351)
     Changes in operating assets and liabilities
         Accounts receivable                                                                         (206,109)              (1,426)
         Prepaid expenses and deposits                                                                (36,163)             (12,500)
         Accounts payable and accrued expenses                                                         66,471               (7,078)
                                                                                            ---------------------------------------

     Net cash used in operating activities                                                           (722,376)            (229,355)
                                                                                            ---------------------------------------
CASH FLOWS USED IN INVESTING ACTIVITIES
     Purchase of capital assets                                                                       (12,719)              (3,166)
                                                                                            ---------------------------------------
     Net cash used in investing activities                                                            (12,719)              (3,166)
                                                                                            ---------------------------------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
     Increase in notes payable                                                                      2,500,000                    -
     Advances from stockholders                                                                             -              254,201
     Advances from (to) affiliated companies                                                                -              (19,389)
     Shares subscriptions                                                                                   -            2,500,000
     Proceeds from issuance of common stock and warrants                                            4,704,594                    -
                                                                                            ---------------------------------------
     Net cash provided by financing activities                                                      7,204,594            2,734,812
                                                                                            ---------------------------------------
EFFECT OF EXCHANGE RATES ON CASH                                                                        4,588                1,721
                                                                                            ---------------------------------------
NET INCREASE IN CASH                                                                                6,474,087            2,504,012

CASH AT BEGINNING OF PERIOD                                                                         2,847,438               10,544
                                                                                            ---------------------------------------
CASH AT END OF PERIOD                                                                            $  9,321,525         $  2,514,556
                                                                                            =======================================



        The accompanying notes are an integral part of these consolidated financial statements.

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)



1.       COMPARATIVE FIGURES

         The financial statements for the period ended March 31, 1999 are neither audited nor reviewed.


2.       THE COMPANY

         Suite101.com, Inc. (formerly known as Kinetic Ventures Ltd.) (the "Company") was incorporated in the State of California, United States on May 20, 1991, and reincorporated in the State of Delaware, United States on December 31, 1993. By way of a reverse takeover on December 8, 1998 (see Note 2) the Company acquired a wholly-owned subsidiary, i5ive communications inc. ("i5ive"). i5ive is engaged in the creation, operation and maintenance of a World Wide Web based directory and community.

         GOING CONCERN

         The accompanying consolidated financial statements have been presented assuming the Company will continue as a going concern. At March 31, 2000, the Company had accumulated $3,091,656 in losses and had no material revenue producing operations. At the date of this report, the Company's ability to continue as a going concern is dependent upon its ability to raise additional capital or merge with a revenue producing venture partner. These matters raises doubt about the Company's ability to continue as a going concern. No adjustments have been made in the accompanying consolidated financial statements to provide for this uncertainty.

         BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Endovascular, Inc., a California corporation and i5ive, a Canadian company. All intercompany accounts and transactions have been eliminated in consolidation. As at March 31, 2000, there were no operations in Endovascular, Inc.


3.       BUSINESS ACQUISITION BY WAY OF REVERSE TAKEOVER

         By an agreement which was completed on December 8, 1998, the Company acquired all the issued and outstanding shares of i5ive for consideration by the

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)

3.       BUSINESS ACQUISITION BY WAY OF REVERSE TAKEOVER (CONTINUED)

         issuance of 3,405,622 common shares of the Company. The issuance of these shares and the concurrent transfer of 2,500,000 previously-issued shares to the former stockholders of i5ive resulted in control of these companies being acquired by the former stockholders of i5ive. The business combination was accounted for as a reverse takeover whereby the consolidated financial statements are issued under the name of the Company but described in the notes and elsewhere as a continuation of i5ive and not the Company. The legal capital structure remains that of the Company but the stockholders' deficit of i5ive replaced the stockholders' deficit of the Company.

         The cost of the purchase has been based on the par value of the issued shares of the legal parent. The cost of the purchase has been allocated to the assets and liabilities of the legal parent as follows:


                  Cost of purchase                      $   3,406
                  Less: Assets                             (1,114)
                  Add:  Liabilities                        72,942
                                                        ---------

                  Unallocated purchase price            $  75,234
                                                        =========


         The unallocated purchase price has been treated for accounting purposes as a reduction of additional paid-in capital and not to goodwill. The cost is associated with publicly listing shares and not with any business associated with the Company.


4.       SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment by management.

         The consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)



4.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (a)      PROPERTY, PLANT AND EQUIPMENT

                  Property, plant and equipment are capitalized at original cost and amortized over their estimated useful lives at the following annual bases and rates:


                           Computer equipment             30% declining balance
                           Furniture and fixtures         20% declining balance
                           Leasehold improvements         20% straight-line


                  One-half the normal amortization is taken in the year of acquisition.

         (b)      RESEARCH AND DEVELOPMENT

                  Research and development costs are expensed as incurred.

         (c)      FOREIGN EXCHANGE

                  Unless otherwise stated, all amounts are in United States dollars. The functional currency of i5ive is the Canadian dollar. Hence, all asset and liability accounts have been translated using the exchange rate as at March 31, 2000 and March 31, 1999 and all revenues and expenses have been translated using the average exchange rate for each period. The rates used were as follows:


                  (equivalent CDN $ per U.S.$)                         2000             1999
                                                                       ---------------------
                  March 31 rate                                        .6899            .6628

                  Average rate for the three-month period              .6880            .6617


                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)



4.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (d)      INCOME TAXES

                  The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

                  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         (e)      STOCK OPTIONS

                  Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.



         (f)      NET LOSS PER COMMON SHARE

                  The Company computes its loss per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "EARNINGS PER SHARE" ("EPS") issued in February, 1997. SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of the income statement for entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities.

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)

5.       RELATED PARTY TRANSACTIONS

         The Company has incurred salaries and consulting fees of $35,640 (1999
         - $6,948) to three directors of the Company.


6.       CAPITAL STOCK

         (a) In April, 1999, the Company completed a private placement of 1,000,000 units for $5,000,000. Each unit was comprised of two common shares and one warrant entitling the holder to purchase an additional common share for $4.50 on or before February 29, 2000. The Company incurred $163,750 in expenses concerning this share issuance and issued 15,000 warrants entitling the holder to purchase an additional common share for $5.50 on or before February 29, 2002.

                  During the period ended March 31, 2000, all 1,000,000 warrants were exercised to net the Company $4,500,000.

         (b) During the period ended March 31, 2000, the Company issued 34,396 common shares for total proceeds of $51,594 upon exercise of stock options (See Note 7).

         (c) During the period ended March 31, 2000, the Company issued 625,000 warrants as part of the private placement of Notes payable (Note 10). Each warrant entitles the holder to purchase one common share at a price of $5.00 up to July 15, 2002. In the event that at any time prior to July 15, 2002 (a) the shares of common stock issuable on exercise of the warrants have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (b) the average of the closing bid and asked prices for the Company's common stock as quoted on the OTC Bulletin Board (or such other automated trading system or national securities exchange as is the principal market for the Company's common stock) exceeds (U.S.) $9.00 per share for a period of ten (10) business days, then the warrants will expire at 5:00 PM, New York City time, on a date sixty (60) days thereafter.




7.       STOCK OPTIONS

         THE COMPANY'S 1998 STOCK INCENTIVE PLAN

         In December, 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). The Plan was adopted by the Board of Directors of the Company and was subject to approval by the stockholders of the Company within twelve months of the date the Board of Directors adopted the Plan. This approval was obtained on June 11, 1999. Under the

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)


7.       STOCK OPTIONS (CONTINUED)

         Plan, 1,200,000 shares of common stock have been reserved for issuance on exercise of options granted under the Plan.

         On the date of the closing of the transaction with i5ive, outstanding options granted under i5ive's 1998 Stock Incentive Plan were assumed by the Company under the Plan and no further option grants will be made under i5ive's Plan. The assumed options have substantially the same terms, subject to anti-dilution adjustment, as are in effect for grants made under the Company's Plan.

         The Board of Directors of the Company may amend or modify the Plan at any time, subject to any required stockholder approval. The Plan will terminate on the earliest of (i) 10 years after the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

         The following is a table of stock options under the Plan as at March 31, 2000:


                                                                                                                        Balance
           Option        Expiry         Vesting          Balance        Granted                        Balance        Exercisable
          Exercise        Date           Date         December 31,      During     Exercised (E)      March 31,        March 31,
           Price       (mm/dd/yy)     (mm/dd/yy)          1999         the Year    Cancelled (C)        2000             1999
        ----------------------------------------------------------------------------------------------------------------------------
        1.50          12/04/03      12/04/99                 245,879            -      34,396 (E)          211,483          211,483
                                                                                -               -                -                -
        1.50          12/04/03      12/04/00                  38,168            -       1,553 (C)           36,615                -
        3.34          02/23/04      (1/3) 02/23/00            50,000            -               -           50,000           16,667
                                    (1/3) 02/23/01
                                    (1/3) 02/23/02
        6.38          04/27/04      (1/3) 04/27/00            50,000            -               -           50,000                -
                                    (1/3) 04/27/01
                                    (1/3) 04/27/02
        4.13          06/11/04      06/11/00                  10,000            -               -           10,000                -
        1.50          10/25/05      (1/2) 10/25/00           100,000            -               -          100,000                -
                                    (1/2) 10/25/01
        1.50          11/13/04      11/13/99                 137,900            -               -          137,900          137,900
        1.50          11/13/04      11/13/00                 762,850        1,400       5,100 (C)          759,150                -
        3.56          01/06/05      01/06/01                       -       50,000               -           50,000
        3.53          01/31/02      (1/2) 01/31/00                 -        4,000               -            4,000            2,000
                                    (1/2) 01/31/01
        3.53          01/31/05      01/31/01                       -       70,000               -           70,000                -
        7.00          02/15/05      02/15/01                       -      100,000               -          100,000                -
        7.88          03/21/05      03/21/00                       -       20,000               -           20,000           20,000


                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       MARCH 31, 2000 AND MARCH 31, 1999
                                  (UNAUDITED)

7.       STOCK OPTIONS (CONTINUED)

         THE COMPANY'S 1998 STOCK INCENTIVE PLAN (CONTINUED)

         In addition, the Company issued the following options after March 31, 2000:


           Number                       Expiry             Vesting
             of         Exercise         Date               Date
          Options        Price        (mm/dd/yy)         (mm/dd/yy)
        -----------------------------------------------------------------
        30,000        2.05          04/17/05              (1/3) 04/17/01
                                                          (1/3) 04/17/02
                                                          (1/3) 04/17/03
        38,000        2.05          04/17/05            4,000 - 04/17/00
                                                        8,500 - 04/17/01
                                                        8,500 - 04/17/02
                                                        8,500 - 04/17/03
                                                        8,500 - 04/17/04
        32,000        2.05          04/17/05           11,000 - 04/17/00
                                                       12,750 - 04/17/00
                                                        2,750 - 04/17/02
                                                        2,750 - 04/17/03
                                                        2,750 - 04/17/04


      As the number of options issued exceeds the 1,200,000 approved by the stockholders under the Plan, the additional options are conditioned upon an amendment to the plan to increase the number of shares issuable on exercise of options to 2,400,000, adopted by the Board of Directors on November 13, 1999, receiving stockholders' approval.

      The above options are granted for services provided to the Company. Of the above options, the following options are to non-employees: and have been reflected on the financial statements and valued, using the Black-Scholes model with a risk-free rate of 5% and no expected dividends:


             Numbers of        Exercise             Grant               Value           Volatility         Expected
              Options            Price              Date                                Assumption       Options Life
         ------------------------------------------------------------------------------------------------------------
                    100,000      1.50       October 25, 1991               $ 99,750        272%           5 years
                     50,000      3.56       January 6, 2000                  99,635         60%           5 years
                      4,000      3.53       January 31, 2000                  5,120         60%           2 years
                    100,000      7.00       February 15, 2000               203,970         20%           5 years
                     20,000      7.88       March 21, 2000                   45,922         20%           5 years


                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)

7.       STOCK OPTIONS (CONTINUED)

         The remaining options issued were to officers, directors and employees. As the options were granted at exercise prices based on the market price of the Company's shares at the dates of the grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and net income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis. The fair value of the employees' purchase rights under SFAS 123 was estimated using the Black-Scholes model with the following assumptions used for options: risk-free rate was 5.0%, expected volatility of 272% for the $1.50 options, 60% for the $3.53 options, and 50% for others, an expected option life of 5 years and no expected dividends.

         If compensation expense had been determined pursuant to SFAS 123, the Company's net loss and net loss per share for the period ended March 31, 2000 would have been as follows:


                  Net loss
                           As reported                    $ (785,896)
                           Pro forma                      $ (1,060,633)
                  Basic net loss per share
                           As reported                    $ (0.06)
                           Pro forma                      $ (0.08)


8.       INCOME TAXES

         At March 31, 2000, there were deferred income tax assets resulting primarily from operating loss carryforwards for Canadian tax purposes totaling approximately $990,000 less a valuation allowance of $990,000. The valuation allowance on deferred tax assets increased by $190,000 during the period ended March 31, 2000.

         At March 31, 2000, the Company had net operating loss carryforwards for Canadian tax purposes of approximately $2,040,000. These carryforwards begin to expire in 2003.

         At March 31, 2000, there were deferred income tax assets resulting from operating loss carryforwards for U.S. income tax purposes totaling approximately $365,000 less a valuation allowance of $365,000. The valuation allowance on deferred tax assets increased by $150,000 during the period ended March 31, 2000. The Company has approximately $850,000 available in operating loss carryfowards, which may be carried forward and applied against U.S. operating income. During the year ended December 31, 1998, the Company's previous U.S. loss carryfowards were eliminated due to a change in control of the Company and the change in the Company's operations.

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)


9.       FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments consist of cash, accounts receivable, notes payable and accounts payable. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values.

10.      NOTES PAYABLE

         The notes payable are unsecured, bear interest at the rate of 8% and are due June 30, 2000. They were repaid subsequent to March 31, 2000.

11.      COMMITMENTS AND SUBSEQUENT EVENTS

         (a) On March 23, 1999, the Company entered into a twelve-month agreement with a consultant which provided for fees of $5,000 per month. In addition, the consultant was issued a one-year warrant to purchase 50,000 shares of common stock at a price of $3.06 per share. This warrant has been valued at $33,420 using the Black-Scholes model as described earlier and is reflected as compensation on these financial statements. During the period ended March 31, 2000, this warrant has been exercised to net the Company $153,000. Subsequent to December 31, 1999, this agreement was amended to increase the fees to $20,900 for the six-month period beginning August 23, 1999, extend the period of services by six-months, and to issue a warrant to purchase 25,440 shares of common stock of the Company at a price of $5.50 per shares expiring February 28, 2002. This warrant has been valued at $11,750 using the Black-Scholes model and is reflected as compensation on these financial statements.

         (b) Subsequent to December 31, 1999, the Company entered into a one-year agreement with a consultant. The consultant was issued a warrant to purchase 14,000 shares of common stock of the Company at a price of $5.50 per share, expiring on February 26, 2002. This warrant has been valued at $9,562 using the Black-Scholes model as described earlier and is reflected as compensation on these financial statements.

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)



11.      COMMITMENTS AND SUBSEQUENT EVENTS (CONTINUED)

         (c) The Company has entered into a consulting agreement with a director, which provides for monthly payments of $5,000 until June 30, 2000.

         (d) The Company has entered into an agreement for consulting and corporate finance services which provides for the issue of 2-year warrants at the following milestones:

                  Upon execution of consulting agreement                    -
                  25,000 (issued)
                  On signed letter of intent with target customer           -
                  25,000
                  On signed agreement with target customer                  -
                  25,000
                  On signed agency agreement to market similar program
                    to others in same industry in North America             -
                    25,000

                  In addition, the agreement provides for additional warrants to be issued over 3 years based on 10% of any payout to participants under the plan developed with customer(s) resulting from the agency agreement. The warrants to be issued are based on the average price of the Company's stock for the 10-day period prior to the issuance of the warrants, less a 20% discount.

                  The initial 25,000 warrants issued have an exercise price of $4.96 per share and expire February 17, 2002. They have been valued at $115,060 using the Black-Scholes model as described earlier and have been reflected as compensation on these financial statements.

                               SUITE101.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND MARCH 31, 1999
                                   (UNAUDITED)


12.      COMPREHENSIVE INCOME (LOSS)


                                                                                MARCH 31,        MARCH 31,
                                                                                     2000              1999
                                                                              ------------------------------
         Net loss as reported                                                 $  (785,896)     $   (211,309)
         Add (deduct)
              Foreign currency translation adjustments                              4,225            (3,547)
                                                                              -----------------------------

         Comprehensive Income (Loss)                                          $  (781,671)     $   (214,856)
                                                                              =============================
         Accumulated other comprehensive income
              Foreign currency translation adjustments
                  Balance at beginning of period                              $     9,357      $     50,169
                  Change during the period                                          4,225            (3,547)
                                                                             ------------------------------
                  Balance at end of period                                    $    13,582      $     46,622
                                                                             ==============================


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law and Article Five,
Section 5.1 of the Registrant's By-Laws provide for indemnification of present and former officers, directors, employees and agents.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting commissions and expenses, are estimated to be as follows:


                  Registration Fee                                     $ 1,180.00
                                                                       ----------------
                  Printing Expenses                                    $       *
                                                                       ----------------
                  Accounting Fees and Expenses                         $       *
                                                                       ----------------
                  Legal Fees and Expenses                              $       *
                                                                       ----------------
                  State Securities Law Fees and Expenses               $       *
                                                                       ----------------
                  Transfer Agent and Registrar Fees and Expenses       $       *
                                                                       ----------------
                  Miscellaneous Expenses                               $       *
                                                                       ----------------

                  TOTAL                                                $       *
                                                                       ----------------


---------------------
* To be provided by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the Registrant has issued the following unregistered securities.

         1. During the months of March and April 1999 the Registrant sold 1,000,000 Units of securities, each Unit consisting of two (2) shares of Common Stock, par value $0.001 per share, and one (1) warrant expiring February 29, 2000 to purchase one (1) share of Common Stock at an exercise price of $4.50 per share. The Units were purchased by 38 persons all of whom were "accredited investors" as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Restrictive legends were affixed to the share certificates and stop transfer instructions were given to the Registrant's transfer agent restricting transfer without


                                   Part II - 1
compliance with the registration requirements of the Securities Act. The Registrant relied on the exemption from the registration requirements of the Securities Act provided by Regulation D and Section 4(2) of the Securities Act.

         2. On December 10, 1999, in connection with its acquisition of the outstanding capital stock of i5ive communications, Inc., the Registrant issued an aggregate of 3,405,622 shares of Common Stock to Northfield Capital Corporation and 284085 BC, Ltd. Restrictive legends were affixed to the share certificates and stop transfer instructions were given to the Registrant's transfer agent restricting transfer without compliance with the registration requirements of the Securities Act. The Registrant relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

         3. In December 1997, the Registrant sold 5,000,000 shares of Common Stock to Benitz & Partners Limited for $300,000. The purchaser represented that it was an "accredited investor" as defined under Regulation D under the Securities Act and that it was acquiring the shares for investment and not with a view to distribution Restrictive legends were affixed to the share certificates and stop transfer instructions were given to the Registrant's transfer agent restricting transfer without compliance with the registration requirements of the Securities Act. The Registrant relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

         4. On February 23, 2000, the Registrant completed the sale to five persons of 250 Units, each Unit consisting of (U.S.)$10,000 principal amount of an 8% Note due June 30, 2000 and warrants to purchase 2,500 shares of Common Stock The Units were sold at a price of (US) $10,000 per Unit. Each warrant included in the Units is exercisable at a price of (US) $5.50 per share, subject to anti-dilution adjustment, through July 15, 2000. The Units and the securities included in the Units were offered and sold in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and by Regulation D adopted under the Securities Act. The Units were sold to persons who represented that they are "accredited investors" as defined under Regulation D and that they were purchasing the securities for investment and not for distribution. The securities bear a legend stating the restrictions on resale of the securities.

         5. On various dates in 1999 and 2000, the Registrant issued to five persons warrants to purchase an aggregate of 129,440 shares of its Common Stock for services rendered. The securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof. The securities were sold to persons who represented that they were purchasing the securities for investment and not for distribution. The securities bear a legend stating the restrictions on resale of the securities.


                                   Part II - 2

         6. On March 23, 2000, the Registrant issued to one person 50,000 shares of Common Stock on exercise of a common stock purchase warrant issued in March 1999 and expiring on March 22, 2000. The shares were issued at an exercise price of $3.06 per share. The securities were issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof. The securities were sold to persons who represented that they were purchasing the securities for investment and not for distribution. The securities bear a legend stating the restrictions on resale of the securities.


                                   Part II - 3

ITEM 27. EXHIBITS


      EXHIBIT NUMBER                                               DESCRIPTION
----------------------------  ----------------------------------------------------------------------------------
            3.1               Certificate of Incorporation filed with the State of Delaware December 15, 1993(1)

            3.2               Plan and Agreement of Merger filed with the state of Delaware on December 31, 1993(1)

            3.3               Certificate of Amendment filed with the State of Delaware on March 20, 1997(2)

            3.4               Certificate of Correction filed with the State of Delaware on April 7, 1997(2)

            3.5               Certificate of Amendment filed with the State of Delaware on November 25, 1998(3)

            3.6               Certificate of Amendment filed with the State of Delaware on December 4, 1998(3)

            3.7               By-laws of the Registrant(1)

            5.1               Opinion of William S. Clarke, P.A.

            21                Subsidiaries of the Registrant:
                                       NAME                                        STATE OF INCORPORATION
                              i5ive communications, Inc.                                   British Columbia

           23.1               Consent of N.I. Cameron Inc.

           23.2               Consent of William S. Clarke, P.A. (included in Exhibit 5.1)

            24                Power of Attorney (included in the Signature Pages of this Registration Statement)

----------------------------
Footnotes on following page



                                   Part II - 4

-----------------------

(1)      Filed as an exhibit to the Registrant's registration statement on Form
         10-SB.

(2) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated March 20, 1997.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated December 10, 1998.




                                   Part II - 5

ITEM 28. UNDERTAKINGS

         A.       The undersigned Registrant hereunder undertakes:

                  (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i) include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                           (ii) reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) include any additional or changed material
information on the plan of distribution.

                  (2) That, for the purpose of determining liability under the Act, to treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) For purposes of determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

                  (5) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions, or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against


                                   Part II - 6
such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   Part II - 7

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on June 5, 2000.


                                                 SUITE101.COM, INC.



                                          By:    /s/  Peter L. Bradshaw
                                                 ----------------------
                                                 Peter L. Bradshaw, President,
                                                 Chief Executive Officer
                                                    and Chief Financial Officer


         In accordance with the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



  /s/ Peter L. Bradshaw                     Director, President, Chief Executive        June 5, 2000
------------------------------------        Officer and Chief Financial Officer
Peter L. Bradshaw                           (Principal Executive Officer)


Cara Williams                               Vice President, Finance (Principal          June 5, 2000
  /s/ Peter L. Bradshaw                     Financial and Accounting Officer)
  (pursuant to power of attorney)
------------------------------------

Julia M. Bradshaw
  /s/ Peter L. Bradshaw
  (pursuant to power of attorney)           Director                                    June 5, 2000
------------------------------------

Mitchell G. Blumberg
  /s/ Peter L. Bradshaw
  (pursuant to power of attorney)           Director                                    June 5, 2000
------------------------------------

Alfred J. Puchala, Jr.
  /s/ Peter L. Bradshaw
  (pursuant to power of attorney)           Director                                    June 5, 2000
------------------------------------



                               SUITE101.COM, INC.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Suite101.com, Inc. a Delaware corporation, which is filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Peter L. Bradshaw and Julia M. Bradshaw, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



  /s/ Peter L. Bradshaw                Director, President, Chief Executive        June 5, 2000
---------------------------------      Officer and Chief Financial Officer
Peter L. Bradshaw                      (Principal Executive Officer)


  /s/ Cara Williams                    Vice President, Finance (Principal          June 5, 2000
---------------------------------      Financial and Accounting Officer)
Cara Williams

  /s/ Julia M. Bradshaw                Director                                    June 5, 2000
---------------------------------
Julia M. Bradshaw

  /s/ Mitchell G. Blumberg             Director                                    June 5, 2000
---------------------------------
Mitchell G. Blumberg

  /s/ Alfred J. Puchala, Jr.           Director                                    June 5, 2000
---------------------------------
Alfred J. Puchala, Jr.

